                                                              EXHIBIT 2.2


                            STOCK PURCHASE AGREEMENT



                            DATED OCTOBER 15 , 1998





                                  BY AND AMONG



                           RURAL CELLULAR CORPORATION

                                  (PURCHASER)

                                       AND
             GEORGE M. REVERING, JOYCE C. REVERING, GEORGE D. REVERING,
               DAN J. REVERING, DEREK V. REVERING AND THE GEORGE M.
                  REVERING IRREVOCABLE TRUST U/A JULY 22, 1996

                                 (SHAREHOLDERS)


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

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
ARTICLE 1:  DEFINITIONS.........................................................................................2
ARTICLE 2:  PURCHASE OF STOCK; PURCHASE PRICE...................................................................9
 2.1    Purchase and Sale of Stock..............................................................................9
 2.2    Purchase Price..........................................................................................9
 2.3    Payment of Purchase Price on the Date of Closing.......................................................10
 2.4    Payments of Purchase Price after the Date of Closing...................................................11
 2.5    Determination of Purchase Price Adjustments; Closing Balance Sheet; Final Payment......................11
ARTICLE 3:  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS.....................................................13
 3.1    Due Incorporation......................................................................................14
 3.2    Capitalization.........................................................................................14
 3.3    Due Authorization......................................................................................14
 3.4    No Breach..............................................................................................14
 3.5    Clear Title............................................................................................15
 3.6    Condition of Assets....................................................................................15
 3.7    Litigation.............................................................................................15
 3.8    Labor Matters..........................................................................................15
 3.9    Taxes..................................................................................................15
 3.10   Employee Benefits......................................................................................16
 3.11   [THIS SECTION INTENTIONALLY OMITTED]...................................................................17
 3.12   Financial Statements...................................................................................18
 3.13   Absence of Certain Developments........................................................................18
 3.14   Intellectual Property..................................................................................20
 3.15   Compliance with Laws...................................................................................20
 3.16   Operating Contracts....................................................................................20
 3.17   Real Estate............................................................................................20
 3.18   Accounts Receivable....................................................................................23
 3.19   Books and Records; Bank Accounts.......................................................................23
 3.20   Employees..............................................................................................23
 3.21   Licenses and Permits...................................................................................23
 3.22   Other Material Contracts and Obligations...............................................................23
 3.23   Subsidiaries...........................................................................................24
 3.24   Insurance..............................................................................................24
 3.25   Brokers................................................................................................24
 3.26   Relationship with Related Persons......................................................................24
 3.27   Hazardous Materials....................................................................................25
 3.28   Other Environmental Matters............................................................................25
 3.29   Debt Instruments.......................................................................................26
 3.30   Dissolution of GLCLP and Glacial DBS...................................................................26
 3.31   Year 2000 Compliance...................................................................................26
 3.32   Customers and Suppliers................................................................................27
 3.33   CGSA...................................................................................................27
 3.34   Network................................................................................................27

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
ARTICLE 4:  REPRESENTATIONS AND WARRANTIES OF PURCHASER........................................................27
 4.1    Due Incorporation......................................................................................27
 4.2    Due Authorization......................................................................................27
 4.3    No Breach..............................................................................................27
 4.4    Investment Representations.............................................................................28
 4.5    Brokers................................................................................................28
ARTICLE 5:  PERFORMANCE PENDING CLOSING........................................................................28
 5.1    Access to Information..................................................................................28
 5.2    Conduct of Business....................................................................................28
 5.3    Encumbrances...........................................................................................28
 5.4    Pay Increases..........................................................................................29
 5.5    Restrictions on New Contracts..........................................................................29
 5.6    Preservation of Business...............................................................................29
 5.7    Payment and Performance of Obligations.................................................................29
 5.8    Restrictions on Sale of Assets.........................................................................29
 5.9    Prompt Notice..........................................................................................29
 5.10   Consents...............................................................................................29
 5.11   Copies of Documents....................................................................................29
 5.12   No Solicitation of Other Offers........................................................................29
 5.13   Accounts Receivable and Payable........................................................................30
 5.14   Inventory..............................................................................................30
 5.15   Insurance..............................................................................................30
 5.16   Filing Reports and Making Payments.....................................................................30
 5.17   Capital Expenditures...................................................................................30
 5.18   Monthly Financials.....................................................................................30
 5.19   Title Review...........................................................................................30
 5.20   Litigation.............................................................................................30
 5.21   Notification of Inaccuracy.............................................................................31
 5.22   Valley Sale............................................................................................31
 5.23   Employment Matters.....................................................................................32
 5.24   Amendment of 401(k)....................................................................................32
ARTICLE 6:  MUTUAL COVENANTS AND CONDITIONS PRECEDENT TO OBLIGATIONS...........................................32
 6.1    Proceedings............................................................................................32
 6.2    Consents and Approvals.................................................................................32
 6.3    Valley Sale............................................................................................32
ARTICLE 7:  CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS....................................................32
 7.1    Accuracy of Representations and Warranties.............................................................32
 7.2    Compliance with Covenants and Agreements...............................................................33
 7.3    No Material Adverse Change.............................................................................33
 7.4    Approval by Counsel....................................................................................33
 7.5    Legal Opinion..........................................................................................33
 7.6    Resignation of Directors and Officers..................................................................33
 7.7    Corporate Action.......................................................................................33
 7.8    [THIS SECTION INTENTIONALLY OMITTED.]..................................................................33
 7.9    Environmental Audit....................................................................................33

 7.10   Title Matters; Surveys.................................................................................34
 7.11   Pending FCC Application................................................................................35
 7.12   Due Diligence..........................................................................................35
ARTICLE 8:  CONDITIONS PRECEDENT TO SHAREHOLDERS'OBLIGATIONS...................................................35
 8.1    Accuracy of Representations and Warranties.............................................................35
 8.2    Compliance with Covenants and Agreements...............................................................35
 8.3    Approval by Counsel....................................................................................35
 8.4    Legal Opinion..........................................................................................35
 8.5    Delivery of Purchase Price and Other Consideration.....................................................35
 8.6    Pending Fee Application................................................................................35
ARTICLE 9:  INDEMNIFICATION....................................................................................35
 9.1    Indemnification by Certain Shareholders................................................................35
 9.2    Indemnification by Purchaser...........................................................................36
 9.3    Procedure for Indemnification..........................................................................37
 9.4    Dispute Resolution.....................................................................................38
ARTICLE 10:  CLOSING...........................................................................................39
 10.1   Date of Closing........................................................................................39
 10.2   Documents to be Delivered by Shareholders..............................................................40
 10.3   Documents to be Delivered by Purchaser.................................................................41
ARTICLE 11:  PERFORMANCE FOLLOWING THE DATE OF CLOSING.........................................................42
 11.1   Further Acts and Assurances............................................................................42
 11.2   Non-Competition Agreement..............................................................................42
 11.3   Non-Solicitation Agreement.............................................................................42
 11.4   Confidential Information...............................................................................42
 11.5   Reasonableness of Covenants............................................................................43
 11.6   Injunctive Relief......................................................................................43
 11.7   Blue Pencil Doctrine...................................................................................43
 11.8   Name of Company........................................................................................43
 11.9   Employee Retention.....................................................................................43
 11.10  Tax Matters............................................................................................44
ARTICLE 12:  TERMINATION.......................................................................................45
 12.1   Termination............................................................................................45
 12.2   Return of Documents and Nondisclosure..................................................................46
ARTICLE 13:  MISCELLANEOUS.....................................................................................46
 13.1   Survival of Representations and Warranties.............................................................46
 13.2   Preservation of and Access to Records..................................................................46
 13.3   Cooperation............................................................................................46
 13.4   Public Announcements...................................................................................47
 13.5   Notices................................................................................................47
 13.6   Entire Agreement.......................................................................................47
 13.7   Remedies...............................................................................................47
 13.8   Amendments.............................................................................................47
 13.9   Successors and Assigns.................................................................................48
 13.10  Costs..................................................................................................48
 13.11  Governing Law..........................................................................................48
 13.12  Counterparts...........................................................................................48

 13.13  Headings...............................................................................................48
 13.14  Scope of Agreement.....................................................................................48
 13.15  Number and Gender......................................................................................48
 13.16  Severability...........................................................................................48
 13.17  Parties in Interest....................................................................................48
 13.18  Waiver.................................................................................................49
 13.19  Forum and Jurisdiction.................................................................................49
 13.20  Construction...........................................................................................49
 13.21  Payment Agent..........................................................................................49
 13.22  Supplementation of Schedules...........................................................................49

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 15th day of October, 1998, by and among Rural Cellular Corporation, a Minnesota corporation (the "Purchaser"), and George M. Revering, Joyce C. Revering, George D. Revering, Dan J. Revering, Derek V. Revering, and the George M. Revering Irrevocable Trust U/A July 22, 1996 (individually a "Shareholder" and collectively the "Shareholders").

                                    RECITALS

         A. The Shareholders are the owners of all of the issued and outstanding shares of each class and series of capital stock (collectively the "Stock") of RGI Group, Inc., a Minnesota corporation (the "Company").

         B. The Company is engaged by and through its division known as Glacial Lakes Cellular 2000 in the business of providing cellular radio telephone services (the "Business") to end users in Market 637B-South Dakota
4 -- Marshall, South Dakota, pursuant to a license issued by the United States Federal Communications Commission (the "FCC").

         C. The Company owns all of the issued and outstanding stock of Valley Telephone Company, a Minnesota corporation ("Valley"), which is engaged in the businesses of providing local exchange telephone services, long distance access, the sale of internet access, DirecTV DBS and related telecommunications services in and around Browns Valley, Minnesota, and West Browns Valley, South Dakota, pursuant to licenses issued by the Minnesota Public Utilities Commission and the South Dakota Public Utilities Commission, respectively.

         D. The Company intends to sell all of the stock in Valley (the "Valley Sale") prior to the Closing.

         E. Prior to December 30, 1997, the Company was the general partner and owner of approximately seventy-six percent (76%) of the interests in Glacial Lake Cellular Limited Partnership, a South Dakota limited partnership ("GLCLP"). On December 30, 1997, the Company acquired the remaining approximately twenty-four percent (24%) interest in GLCLP.

         F. During 1997, the Company sold substantially all of the assets of its subsidiary, Glacial Lakes DBS, Inc., a South Dakota corporation ("Glacial DBS").

         G. The Company owns all of the issued and outstanding stock of Revering Finance Corporation, a Minnesota corporation ("RFC"), which is engaged in no business other than borrowing money used to finance the Company and Valley.

                                    AGREEMENT

         In consideration of the foregoing recitals and the mutual promises contained in this Agreement, Purchaser and the Shareholders agree as follows:

                             ARTICLE 1: DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified:

         "AAA RULES" - has the meaning set forth in Section 9.4(b) of this Agreement.

         "ACQUISITION PROPOSAL" - means any proposal relating to the possible acquisition of the Company whether by way of merger, purchase of capital stock of the Company representing fifty percent (50%) or more of the voting power or equity of the Company, purchase of all or substantially all of the assets of the Company, or otherwise.

         "AFFILIATE" - when used in reference to a specified Person, means any Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with the specified Person.

         "AGREEMENT" - has the meaning set forth in the introductory paragraph hereof.

         "APPLICABLE LAWS" - means any and all laws, ordinances, constitutions, regulations, statutes, treaties, rules, codes, licenses, certificates, franchises, permits, requirements and Injunctions adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body having jurisdiction over a specified Person or any of such Person's properties or assets.

         "AUDIT" - has the meaning set forth in Section 7.9 of this Agreement.

         "AUDITOR" - has the meaning set forth in Section 2.5(a) of this Agreement.

         "BALANCE SHEET" - has the meaning set forth in Section 3.12 of this Agreement.

         "BALANCE SHEET DATE" - has the meaning set forth in Section 3.12 of this Agreement.

         "BANK" - has the meaning set forth in Section 2.2(c) of this Agreement.

         "BASKET AMOUNT" - has the meaning set forth in Section 9.1(a) of this Agreement.

         "BENEFIT PLAN" - means any and all bonus, stock option, restricted stock, stock purchase, stock appreciation, phantom stock, profit participation, profit-sharing, deferred compensation, severance, pension, retirement, disability, medical, dental, health, life or dental insurance, death benefit, incentive, welfare and/or other benefit, compensation and/or retirement plan, policy, arrangement and/or Contract maintained, sponsored or participated in by the Company.

         "BUSINESS" - has the meaning set forth in the recitals to this Agreement.

         "CLOSING" - has the meaning set forth in Section 10.1 of this Agreement.

         "CLOSING BALANCE SHEET" - has the meaning set forth in Section 2.5(a)(i) of this Agreement.

         "CLOSING CERTIFICATE" - has the meaning set forth in Section 2.5(a)(i) of this Agreement.

         "CODE" - means the Internal Revenue Code of 1986, as amended, or any successor law and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "COMPANY" - has the meaning set forth in the Recitals; provided, however, that the term, "Company" as used in Sections 3.9, 3.10, 3.12, 3.13, 3.24, 3.27, 3.28 and 5.20, and in the definition of "Knowledge," includes the Company, Valley, RFC, Glacial DBS and GLCLP.

         "COMPANY INCOME TAX LIABILITY"- means the actual aggregate income Taxes set forth as "Tax Due" (federal) or "Amount Due" (state), as shown on the Company's consolidated state and federal income Tax Returns, for the 1998 Tax year and the stub period, if any, ending on the Date of Closing.

         "COMPETING BUSINESS" - has the meaning set forth in Section 3.26 of this Agreement.

         "CONFIDENTIAL INFORMATION" - means any information or compilation of information not generally known to the public or the industry or which the Company has not disclosed to third parties without a written obligation of confidentiality, which is proprietary to the Company, relating to the Company's procedures, techniques, methods, concepts, ideas, affairs, products, processes and services, including, but not limited to, information relating to marketing, merchandising, selling, research, development, manufacturing, purchasing, accounting, engineering, financing, costs, customers, plans, pricing, billing, needs of customers and products and services used by customers, all lists of customers and their addresses, prospects, sales calls, products, services, prices and the like as well as any specifications, formulas, plans, drawings, accounts or sales records, sales brochures, code books, manuals, trade secrets, knowledge, know-how, pricing strategies, operating costs, sales margins, methods of operations, invoices or statements and the like.

         "CONSOLIDATED TAX ENTITIES" - has the meaning set forth in Section
3.9 of this Agreement.

         "CONTRACT" - means any agreement, lease, license, contract, obligation, promise, commitment, arrangements, understanding or undertaking, instrument, document (whether written or oral and whether express or implied) of any type, nature or description that is legally binding. As used herein, the word "Contract" shall be limited in scope if modified by an adjective specifying the type of contract to which this Agreement or a Section hereof refers.

         "CONVERTIBLE SECURITIES" - means any and all securities convertible or exchangeable for (i) any shares of capital stock of the Company, including, without limitation, common stock, or (ii) any Debt Securities.

         "DATE OF CLOSING" - has the meaning set forth in Section 10.1 hereof.

         "DEBT INSTRUMENT" - has the meaning set forth in Section 3.29 of this Agreement.

         "DEBT SECURITIES" - means any and all indebtedness issued by or on behalf of the Company which constitutes a security under the Securities Act of 1933, as amended, except for indebtedness reflected in the financial statements of the Company described on SCHEDULE 3.12 hereto.

         "DEFERRED COMPENSATION AGREEMENTS" - means all of the following:
Letter Agreement between the Company and Bill Randall dated July 22, 1996, Letter Agreement between the Company and Jim Jung dated October 1, 1993, as amended on October 1, 1998; Letter Agreement between the Company and Max Tite dated October 1, 1993, as amended on October 1, 1998; and Letter Agreement between the Company and Bill Chase dated July 15, 1996.

         "DEFERRED COMPENSATION AMOUNT" - means the amount payable by the Company pursuant to the Deferred Compensation Agreements.

         "DISCLOSE" - means to reveal, deliver, divulge, disclose, publish, copy, communicate, show or otherwise make known or available to any other Person, or in any way to copy, any of the Company's Confidential Information.

         "EASEMENTS" - has the meaning set forth in Section 3.17 of this Agreement.

         "EMPLOYEE RETENTION AMOUNT" - has the meaning set forth in Section 11.9(b) of this Agreement.

          "ENCUMBRANCE" - means and includes:

                  (i) with respect to any personal property, any intangible property or any property other than real property, any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement or lease or use agreement in the nature thereof whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future; and

                  (ii) with respect to any real property (whether and including Owned Real Estate or Leased Real Estate), any mortgage, lien, easement, interest, right-of-way, condemnation or eminent domain proceeding, encroachment, any building, use or other form of restriction, encumbrance or other claim (including adverse or prescriptive) or right of third parties (including Governmental Bodies), any lease or sublease, boundary dispute, and agreements with respect to any real property including: purchase, sale, right of first refusal, option, construction, building or property service, maintenance, property management, conditional or contingent sale, use or occupancy, franchise or concession, whether voluntarily incurred or arising by operation of law, and including any agreement to grant or submit to any of the foregoing in the future.

         "ENVIRONMENTAL AUDIT FIRM" - has the meaning set forth in Section
7.9 of this Agreement.

         "ENVIRONMENTAL LAWS" - means any and all Applicable Laws (i) regulating the use, treatment, generation, transportation, storage, control or disposal of any Hazardous Material, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 ET SEQ.) ("CERCLA"), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 ET SEQ.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 ET SEQ.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 ET SEQ.), the Clean Water Act (33 U.S.C. Section 1251 ET SEQ.), the Clean Air Act (42 U.S.C. Section 7401 ET SEQ.), the Toxic Substances Control Act (15 U.S.C. Section 2601 ET SEQ.), the Minnesota Environmental Response and Liability Act (Minn. Stat. Ch.
115B), and the Minnesota Petroleum Tank Release Cleanup Act (Minn. Stat. Ch.
115C), and/or (ii) relating to the protection, preservation or conservation of the environment and public or worker health and safety, all as existing, defined or interpreted as of the Date of Closing.

         "ERISA" - means the Employee Retirement Income Security Act of 1974, as amended.

         "FINAL ORDER" - has the meaning set forth in Section 6.2 of this Agreement.

         "FCC" - has the meaning set forth in the recitals to this Agreement.

         "GAAP" - means generally accepted accounting principles in the United States.

         "GLCLP" - has the meaning set forth in the recitals to this Agreement.

         "GLACIAL DBS" - has the meaning set forth in the recitals to this Agreement.

         "GOVERNMENTAL BODY" - any:

                  (i) nation, state, county, city, town, village, district or other jurisdiction of any nature;

                  (ii) federal, state, local, municipal, foreign or other government;

                  (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, board, commission, department, instrumentality, office or other entity, and any court or other tribunal);

                  (iv)     multi-national organization or body; and/or

                  (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

         "HAZARDOUS MATERIALS" - any and all (i) dangerous, toxic or hazardous pollutants, contaminants, chemicals, wastes, materials or substances listed or identified in, or directly or indirectly regulated by, any Environmental Law, and (ii) any of the following, whether or not included in the foregoing: polychlorinated biphenyls, asbestos in any form or condition, urea-formaldehyde, petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquified natural gas, synthetic gas usable for fuel or mixtures thereof, nuclear fuels or materials, chemical wastes, radioactive materials, explosives and known possible carcinogens.

         "INDEMNIFIED PARTY" - has the meaning set forth in Section 9.3 of this Agreement.

         "INDEMNIFYING PARTY" - has the meaning set forth in Section 9.3 of this Agreement.

         "INDEPENDENT ACCOUNTANTS" - has the meaning set forth in Section 2.5(f) of this Agreement.

         "INJUNCTION" - means any and all writs, rulings, awards, directives, injunctions (whether temporary, preliminary or permanent), judgments, decrees or orders (whether executive, judicial or otherwise) adopted, enacted, implemented, promulgated, issued, entered or deemed applicable by or under the authority of any Governmental Body.

         "INTELLECTUAL PROPERTY" - means any and all (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, trade names, assumed names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith; (iv) mask works and all applications, registrations and renewals in connection therewith; (v) trade secrets and confidential business information (including ideas, research and development, know-how, technology, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (vi) computer software (including data and related software program documentation in computer-readable and hard-copy forms); (vii) other intellectual property and proprietary rights of any kind, nature or description; and (viii) copies of tangible and embodiments thereof (in whatever form or medium).

         "IRS" - means the United States Internal Revenue Service.

         "KNOWLEDGE" or "BEST KNOWLEDGE" - an individual will be deemed to have "Knowledge" or "knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter; provided, however, that Knowledge by one Shareholder of a particular fact or other matter shall be deemed knowledge by all of the Shareholders, and that each Shareholder shall be deemed to have Knowledge of all matters regarding the Company of which the Company's directors, officers, or any of the following employees have Knowledge: George M. Revering, Dean Revering, Dan Revering, Max Tite, William Chase, Kathy Scharf, and Cindy Foos.

         "LEASED REAL ESTATE" - has the meaning set forth in Section 3.17 hereof.

         "LIABILITY" or "LIABILITIES" - means any and all debts, liabilities and/or obligations of any type, nature or description (whether known or unknown, asserted or unasserted, secured or unsecured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due).

         "LOSS" OR "LOSSES" - has the meaning set forth in Section 9.1 of this Agreement.

         "MANAGEMENT FEE" - has the meaning set forth in Section 5.22(c) of this Agreement.

         "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE"- means, in connection with any Person, any event, change or effect that is materially adverse, individually or in the aggregate, to the condition (financial or otherwise), properties, assets, Liabilities, revenues, income, business, operations, results of operations or prospects of such Person, taken as a whole.

         "OPERATING CONTRACTS" - has the meaning set forth in Section 3.16 of this Agreement.

         "ORDINARY COURSE OF BUSINESS" - means an action taken by a Person only if:

                  (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

                  (ii) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons constituting a governing body of a Person exercising similar authority).

         "OWNED REAL ESTATE" - has the meaning set forth in Section 3.17 hereof.

         "PCB'S" - has the meaning set forth in Section 3.28(g) of this Agreement.

         "PAYMENT AGENT" - means Revering Shareholder Representative Corporation, a Minnesota corporation.

          "PERMITTED ENCUMBRANCES" - has the meaning set forth in Section 3.17(d) of this Agreement.

         "PERSON" - means any individual, corporation (including any non-profit corporation), general, limited or limited liability partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity or Governmental Body.

         "PROCEEDING" - means any suit, litigation, arbitration, hearing, audit, investigation or other action (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "PURCHASER" - has the meaning set forth in the introductory paragraph hereof.

         "PURCHASE PRICE" - has the meaning set forth in Section 2.2 of this Agreement.

         "PURCHASE PRICE ADJUSTMENTS" - has the meaning set forth in Section
2.2 of this Agreement.

         "QUALIFIED EMPLOYEE" - has the meaning set forth in Section 11.9(b) of this Agreement.

         "REAL ESTATE" - has the meaning set forth in Section 3.17(b) of this Agreement.

         "RELATED PERSON" - means, with respect to a particular individual,

                  (i) each other member of such individual's Family (as hereafter defined); and

                  (ii) any Affiliate of one or more members of such individual's Family.

         With respect to a specified Person other than an individual:

                  (i)   any Affiliate of such specified Person; and

                  (ii) each Person that serves as a director, governor, officer, manager, general partner, executor or trustee of such specified Person (or in a similar capacity). For purposes of this definition, the "FAMILY" of an individual includes (i) such individual, (ii) the individual's spouse, (iii) any lineal ancestor or lineal descendant of the individual, or (iv) a trust for the benefit of any of the foregoing.

         "RELEASE" - has the meaning set forth in Section 10.2(i) of this Agreement.

         "RESPONSE PERIOD" - has the meaning set forth in Section 2.5(e) of this Agreement.

         "RETENTION AGREEMENT" has the meaning set forth in Section 11.9(b) of this Agreement.

         "RFC" - has the meaning set forth in the recitals to this Agreement.

         "RIGHTS" shall mean any and all outstanding subscriptions, warrants, options, or other arrangements or commitments obligating or which may obligate (with or without notice or passage of time or both) the Company to issue or dispose of any securities of the Company including, without limitation, Convertible Securities, and Debt Securities.

         "SCHEDULES" - has the meaning set forth in the introductory paragraph to Article 3 of this Agreement.

         "SHAREHOLDER" or "SHAREHOLDERS" - has the meaning set forth in the introductory paragraph hereof.

         "STOCK" - has the meaning set forth in the recitals to this Agreement.

         "SUPPLEMENT" - has the meaning set forth in Section 13.22 of this Agreement.

         "TAX" or "TAXES" - means any and all net income, gross income, gross revenue, gross receipts, net receipts, ad valorem, franchise, profits, transfer, sales, use, social security, employment, unemployment, disability, license, withholding, payroll, privilege, excise, value-added, severance, stamp, occupation, property, customs, duties, real estate and/or other taxes, assessments, levies, fees or charges of any kind whatsoever imposed by any Governmental Body, together with any interest or penalty relating thereto.

         "TAX RETURN" - means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including without limitation any schedule or attachment thereto, any amendment thereof, and any estimated report or statement.

         "THREATENED" - a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made in writing, or any notice has been given in writing that would lead a reasonably prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter will, with substantial certainty, be asserted, commenced, taken or otherwise pursued in the future; provided, however, that the foregoing shall not include customer billing disputes in the Ordinary Course of Business.

         "TRANSITION PERIOD" - has the meaning set forth in Section 11.9(a) of this Agreement.

         "USE" - means to appropriate any of the Company's Confidential Information for the benefit of oneself or any other Person other than the Company.

         "VALLEY" - has the meaning set forth in the recitals to this Agreement.

         "VALLEY EMPLOYEES" - has the meaning set forth in Section 5.22(d) of this Agreement.

         "VALLEY SALE" - has the meaning set forth in the recitals to this Agreement.

         "VALLEY SALE CLOSING DATE" - means the date on which the Valley Sale is consummated by a closing.

         "VALLEY SALE DOCUMENTS" - has the meaning set forth in Section 5.22(a) of this Agreement.

         "VALLEY SALE EXPENSES" - means expenses paid or incurred by the Company which arise from or in connection with the Valley Sale, which expenses are (i) the Valley Sale Tax Holdback (ii) attorney's, accountants or other professional fees incurred in connection with the Valley Sale, (iii) sales, use or other transfer Taxes (but excluding income Taxes) incurred solely as a result of the Valley Sale, (iv) fees of financial advisors in connection with the Valley Sale, which includes one-half of the fee paid to Dain Bosworth, and (v) any other direct, out of pocket expenses. Valley Sale Expenses shall not include costs related to the use of Company or Valley facilities and equipment and the time expended by executives and other employees of the Company or Valley in connection with the Valley Sale.

         "VALLEY SALE NET PROCEEDS" - means the Valley Sale Proceeds, less
(i) Valley Sale Expenses, (ii) amounts paid by the Company with Valley Sale Proceeds for: (a) reduction of long term debt to the Bank and (b) reduction of debt to any Shareholder, (iii) any amount paid by the Company prior to the Closing of the Deferred Compensation Amount, and (iv) any portion of the Indemnification Holdback (as defined by the Valley Sale Stock Purchase Agreement) that is not directly transferred to the Company.

         "VALLEY SALE PROCEEDS" - means the "Purchase Price" (as defined in the Valley Sale Stock Purchase Agreement) (a) increased or decreased by the final adjustment specified in Sections 2.2(b) and 2.8 of the Valley Sale Stock Purchase Agreement, if any, without reduction for the "Indemnification Holdback" (as defined in the Valley Sale Stock Purchase Agreement) and the Valley Sale Tax Holdback.

         "VALLEY SALE STOCK PURCHASE AGREEMENT" - means the September 1, 1998 Stock Purchase Agreement between Valley and Park Region Mutual Telephone Company.

         "VALLEY SALE TAX HOLDBACK" - means the "Tax Holdback," as defined in the Valley Sale Stock Purchase Agreement.

         "WORKING CAPITAL ADJUSTMENT" - has the meaning set forth in Section 2.2(e) of this Agreement.

               ARTICLE 2: PURCHASE OF STOCK; PURCHASE PRICE

         2.1 PURCHASE AND SALE OF STOCK. In reliance upon the representations, warranties and covenants contained in this Agreement on the Date of Closing, Purchaser agrees to purchase the Stock from the Shareholders, and the Shareholders agree to sell, assign, transfer and deliver the Stock to Purchaser on the terms and conditions set forth in this Agreement.

         2.2 PURCHASE PRICE. The purchase price for the Stock (the "Purchase Price") shall be the aggregate of Eleven Million Nine Hundred Thousand and 00/100 Dollars ($11,900,000) plus or minus, as indicated, the sum of the following adjustments (collectively, the "Purchase Price Adjustments").

              (a) less sixty percent (60%) of the Employee Retention Amount set forth in Schedule 11.9 hereof, plus sixty percent (60%) of any Employee Retention Amount not paid by the Company to Qualified Employees that, in accordance with Section 11.9 hereof, shall be remitted to the Shareholders.

              (b) less sixty percent (60%) of any Deferred Compensation
         Amount that is payable by the Company after the Date of Closing and is set forth on the Closing Balance Sheet. No later than five (5) business days prior to the Date of Closing, Shareholder shall provide Purchaser with SCHEDULE 2.2(b) hereof, which Schedule shall set forth the Deferred Compensation Amount, itemized to show the estimated (or actual, if available) amount owing to each recipient of a Deferred Compensation Amount.

              (c) less principal payments, if any, made on debt owed by the Company or RFC to St. Paul Bank for Cooperatives (the "Bank") after January 1, 1998 and prior to or at Closing, except for (i) regularly scheduled principal payments during such period, and (ii) unscheduled (or accelerated) principal payments made from sale proceeds of the Company's Glacial DBS sale transaction or from Valley Sale Proceeds.

              (d) less the amount of all long term debt and long term liabilities shown on the Closing Balance Sheet after any payment to the Bank pursuant to Section 2.2(c) of this Agreement (the "Long Term Obligations"). The estimated amount of the Long Term Obligations shall be jointly agreed upon between Shareholders and Purchaser in good faith prior to the Closing, and the amount of the Long Term Obligations determined shall be withheld from the amount payable at Closing and reconciled after the Date of Closing in accordance with Section 2.5 hereof.

              (e) less the amount, if any, by which current liabilities exceed current assets on the Closing Balance Sheet (the "Working Capital Adjustment"). The composition of, and adjustments required under this Agreement to, current assets and current liabilities for purposes of preparation of the Closing Balance Sheet is set forth in Section 2.5 hereof. The estimated amount of the Working Capital Adjustment shall be jointly agreed upon between Shareholders and Purchaser in good faith prior to the Closing and the estimated Working Capital Adjustment so determined shall be withheld from the amount payable to Shareholders at Closing and reconciled after the Date of Closing in accordance with
         Section 2.5 hereof.

              (f) plus the Valley Sale Net Proceeds. The estimated amount of the Valley Net Proceeds shall be jointly agreed upon between the Shareholders and Purchaser in good faith prior to the Closing, and the amount of the Valley Sale Net Proceeds so determined will be added to the amount payable at Closing and reconciled after Date of Closing in accordance with Section 2.5 hereof.

              (g) plus $33,897, but only if the escrow from the Glacial DBS sale has not been paid to the Company at or prior to the Date of Closing.

              (h) less the Company Income Tax Liability. The estimated amount of the Company Income Tax Liability shall be jointly agreed upon between Shareholders and Purchaser in good faith prior to the Closing and the estimated Company Income Tax Liability so determined shall be withheld from the amount payable to Shareholders at Closing and reconciled after the Date of Closing in accordance with Section 2.5 hereof.

              (i) plus the amount, if any, of any refund of any income Taxes prepaid by the Company to which the Company is entitled with respect to the Company's combined state and federal income Taxes for the 1998 Tax year and the stub period ending on the Date of Closing, except any such refund received by the Company at or prior to the Closing.

              (j) plus the excess portion, if any, of the Valley Sale Tax Holdback disbursed to the Company in accordance with the Valley Sale Stock Purchase Agreement.

         2.3 PAYMENT OF PURCHASE PRICE ON THE DATE OF CLOSING. The Purchase Price to be paid on the Date of Closing shall be $11,900,000 plus or minus, as applicable, the sum of (a) a reduction for the Employee Retention Amount described in Section 2.2(a), (b) a reduction, if any, for the Deferred Compensation Amount set forth in Section 2.2(b), (c) a reduction ,if any, for the principal payments (subject to exceptions) set forth in Section 2.2(c), (d) a reduction, if any, for the Long Term Obligations estimated in accordance with
Section 2.2(d), (e) a reduction, if any, for the estimate by which current liabilities exceed current assets on the Closing Balance Sheet in accordance with Section 2.2(e) and computed in accordance with Section 2.5, (f) an increase for the amount, if any, of the Valley Sale Net Proceeds estimated in accordance with Section 2.2(f), (g) an increase for the amount, if any, required to be paid in accordance with Section 2.2(g), and (h) a reduction, if any, of the Company Income Tax Liability estimated in accordance with Section 2.2(h). The Purchase Price Adjustment set forth in Section 2.2(i) shall be paid by Purchaser causing the Company to transfer to the Payment Agent the Tax refund, if any, specified in said Section 2.2(i). Upon the Closing, the Company shall be deemed, without the requirement of further documentation, to have assigned said Tax refund to the Shareholders. The Purchase Price Adjustment set forth in Section 2.2(j) shall, immediately at the time of disbursement, be paid by Purchaser to the Payment Agent. The Purchase Price shall be paid directly to the Payment Agent and shall be for all purposes deemed payment to the Shareholders. All payments to the Shareholders pursuant to this

Agreement shall be made by certified or bank cashier's check, or by wire transfer of immediately available funds to accounts designated by the Payment Agent.

         2.4 PAYMENTS OF PURCHASE PRICE AFTER THE DATE OF CLOSING. The Purchase Price Adjustment set forth in Section 2.2(i) shall be paid by Purchaser causing the Company to transfer to the Payment Agent the Tax refund, if any, specified in said Section 2.2(i). Upon the Closing, the Company shall be deemed, without the requirement of further documentation, to have assigned said Tax refund to the Shareholders. The Purchase Price Adjustment set forth in Section 2.2(j) shall, immediately at the time of disbursement, be paid by Purchaser to the Payment Agent. The Purchase Price shall be paid directly to the Payment Agent and shall be for all purposes deemed payment to the Shareholders. All payments to the Shareholders pursuant to this Agreement shall be made by certified or bank cashier's check, or by wire transfer of immediately available funds to accounts designated by the Payment Agent.

         2.5 DETERMINATION OF PURCHASE PRICE ADJUSTMENTS; CLOSING BALANCE SHEET; FINAL PAYMENT.

              (a) Promptly following the Date of Closing (but in any event within ninety (90) days after the Date of Closing), the Shareholders shall cause to be prepared and delivered to the Purchaser a certification (the "Closing Certificate") prepared by an auditor (the "Auditor") selected by the Shareholders in their sole discretion. The Closing Certificate shall include:
                                            (i)      A closing balance sheet
                  (the "Closing Balance Sheet") prepared in accordance with
                  Section 2.5(b) of this Agreement;
                                            (ii)     The following itemized
                  calculations and reconciliations of estimated Purchase Price
                  Adjustments:
                                    (1)    The amount, if any, estimated and
                           deducted from the Purchase Price paid on the Date of Closing for Long Term Obligations shall be subtracted from the actual Long Term Obligations existing on the Date of Closing. If the amount of the actual Long Term Obligations existing on the Date of Closing (i) exceeds the estimated amount, the Purchase Price is reduced and such amount shall be an amount due to Purchaser, or (ii) is less than the estimated amount, the Purchase Price is increased and such amount shall be an amount due to the Shareholders.
                                    (2)    The amount, if any, estimated and
                           deducted from the Purchase Price, by which current liabilities exceed current assets on the Date of Closing shall be subtracted from the actual amount by which current liabilities exceed current assets on the Closing Balance Sheet. If the actual amount of such excess current liabilities over current assets
                           (i) exceeds the estimated amount, the Purchase Price is reduced and such amount shall be an amount due to Purchaser, or (ii) is less than or equal to the estimated amount, the Purchase Price shall be increased (but not if the estimated amount was $0 on the Date of Closing) and such amount shall be an amount due to the Shareholders.
                                    (3)   The amount, if any, estimated and by
                           which the Purchase Price was increased for the Valley Net Sale Proceeds shall be subtracted from the actual Valley Net Sale Proceeds computed by the Auditors (for which an itemized calculation shall be made by the Auditors as a schedule to the Closing Certificate). If the amount of the actual Valley Net Sale Proceeds (i) exceeds the estimated amount, the Purchase Price is increased and such amount shall be an amount due to the Shareholders, or (ii) is less than the estimated amount, the Purchase Price is reduced and such amount shall be an amount due to Purchaser.
                                     (4)  The amount, if any, estimated and
                           deducted from the Purchase Price paid on the Date of Closing for the Company Income Tax Liability shall be subtracted from the actual Company Income Tax Liability computed by the Auditors (for which an itemized calculation shall be made by the Auditors as a schedule to the Closing Certificate). If the amount of the actual Company Income Tax Liability
                           (i) exceeds the estimated amount, the Purchase Price is reduced and such amount shall be an amount due to the Purchaser or (ii) is less than the estimated amount, the Purchase Price shall be increased and such amount shall be an amount due to the Shareholders.
                           (iii) The foregoing increases or decreases to the Purchase Price shall be summarized and computed in the aggregate as either an amount (i) due to Purchaser, or (ii) due to the Shareholders, with interest thereon computed in accordance with Section 2.5(g)

                           (iv) Copies of all supplementary documents, work papers, and other data relating to the Closing Certificate; and
                            (v)     Such other supplementary evidence as
                  Purchaser may require either prior to or after delivery of the Closing Certificate.

                  (b) In connection with the preparation of the Closing Balance Sheet and all other matters arising under the Closing Certificate, Purchaser shall afford the Shareholders and their representatives complete access to the books, records, personnel and facilities of or pertaining to the Company to permit the Auditor to review such information as is necessary or desirable to prepare the Closing Balance Sheet and all other statements arising under the Closing Certificate.

                  (c) The itemized calculations required by Section 2.5(a)(ii) shall be presented and calculated in accordance with EXHIBIT B-2 hereto.
                  (d) The Closing Balance Sheet shall consist of the opinion of the Auditor, substantially in the form of Exhibit B-1 hereto, based on an audit of the balance sheet of the Company as of the close of business on the Date of Closing in accordance with GAAP consistently applied by the Company (including any change in accounting methods or principles disclosed in any Schedule or Supplement) and without giving effect to the consummation of the transactions contemplated hereby. The Auditor's statement on the Closing Balance Sheet shall be unqualified, except for the modifications to GAAP mandated by this Agreement for the proper presentation and calculation of the matters required to be included with and in the Closing Certificate. The expense of the preparation of the Closing Balance Sheet by the auditor shall be borne by the Shareholders. The parties hereby acknowledge and agree that, regardless of whether it is otherwise required by GAAP, or whether it is inconsistent with the past accounting practices of the Company, the Closing Balance Sheet shall not contain accruals for the expenses associated with the preparation of the Closing Balance Sheet.
                  In furtherance of the foregoing, the Closing Balance Sheet prepared by the Auditor shall be adjusted to reflect the following adjustments to and/or departures from GAAP (as GAAP is applied in a manner consistent with the Company's past accounting practices):
                           (i) All intercompany eliminations and adjustments shall be made by the debiting or crediting the intercompany account and debiting or crediting the corresponding intercompany account.
                           (ii) Any amount payable to any Shareholder shall be eliminated with a debit to the applicable liability account(s) and a credit to the retained earnings.
                           (iii) Any amount payable to the Bank shall be eliminated by a debit to the applicable liability account(s) and a credit to retained earnings.
                           (iv) Any amount payable as a Deferred Compensation Account shall be eliminated by a debit to the applicable liability account(s) and a credit to retained earnings.
                           (v) The Indemnification Holdback (as defined in the Valley Sale Stock Purchase Agreement) shall be eliminated as an asset by a credit to the Indemnification Holdback amount and a debit to retained earnings.
                           (vi) An amount for accrued bonuses payable in 1999 for 1998 (if any),vacation pay and sick pay, if not already accrued on the Closing Balance Sheet, shall be accrued by a debit to retained earnings and a credit to the applicable current liability account(s) in the amount(s) as specified in SCHEDULE 3.20.
                           (vii) Any amount for prepaid income Taxes shall be eliminated as an asset by a credit to the applicable current asset account and a debit to retained earnings.

                           (viii) Any amount for accrued income Taxes shall be eliminated as a liability by a debit to the accrued income Taxes account and a credit to retained earnings.
                           (ix) Any amount for the Valley Sale Tax Holdback shall be eliminated as an asset by a credit to the Valley Sale Tax Holdback amount and a debit to retained earnings.
                           (x) Any amount deducted from the Purchase Price pursuant to Section 2.2(c) shall be adjusted by a debit to cash and a credit to retained earnings.

                  (e) If Purchaser concludes that any matter reported in the Closing Certificate is not accurate, Purchaser shall, within thirty
         (30) days after their receipt of the Closing Certificate (the "Response Period"), deliver to the Shareholders a written statement setting forth a specific description of each of its objections and each of any discrepancies believed to exist. If no notice of any objections or discrepancies is given within the Response Period, then the calculations set forth in the Closing Certificate shall be controlling for all purposes of this Agreement, and Purchaser or the Shareholders, as the case may be, shall pay the other the amount which they are obligated to pay in accordance with the Closing Certificate pursuant to
         SECTION 2.5 (G) below.

                  (f) Purchaser and the Shareholders shall use good faith efforts to jointly resolve the properly noticed objections and discrepancies within fifteen (15) days of the receipt of the written statement of objections and discrepancies, which resolution, if achieved, shall be fully and completely binding upon all parties to this Agreement and not subject to further review, appeal, or dispute. If Purchaser and the Shareholders are unable to resolve the objections and discrepancies to their mutual satisfaction within such fifteen (15) day period, then the matter shall be submitted to a mutually acceptable accounting firm of national reputation with experience in the cellular radio telephone industry (the "Independent Accountants"). In submitting a dispute to the Independent Accountants, each of the parties shall concurrently furnish, at its own expense, to the Independent Accountants and the other party such documents and information as the Independent Accountants may request. Each party may also furnish to the Independent Accountants such other information and documents as it deems relevant, with the appropriate copies and notification being concurrently given to the other party. Neither party shall have or conduct any communication, either written or oral, with the Independent Accountants without the other party either being present or receiving a concurrent copy of any written communication. The Independent Accountants may conduct a conference concerning the objections and disagreements between the Shareholders and Purchaser, at which conference each party shall have the right to (i) present its documents, materials and other evidence (previously provided to the Independent Accountants and the other party) and (ii) to have present its or their advisors, accountants and/or counsel. The Independent Accountants shall promptly (but not to exceed thirty (30) days from the date of engagement of the Independent Accountants) render a decision on the issues presented, and such decision shall be final and binding on the parties.

                  (g)       Within five (5) days of the earlier to occur of
         (i) any failure to object to the Closing Certificate within the Response Period, or (ii) receipt of the Independent Accountant's decision with respect to such dispute, if Purchaser is deemed to owe an amount to the Shareholders, Purchaser shall pay such amount to the Shareholders, and if the Shareholders are determined to owe an amount to Purchaser, the Shareholders shall pay such amount to Purchaser. All amounts owed by Purchaser or the Shareholders to the other in accordance with this SECTION 2.5 shall be paid by certified or bank cashier's check or by wire transfer of immediately available funds with interest computed thereon from the Date of Closing at the prime rate charged on the date the payment becomes due by US Bank National Association, Minneapolis, Minnesota.

         ARTICLE 3:  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

         As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Shareholders represent and warrant to Purchaser that each and all of the following (as modified by the Schedules to this Agreement (the "Schedules") and any Supplement delivered by Seller pursuant to Section 13.22 of this Agreement) are true and correct as of the date of this Agreement and will be true and correct as of the Date of Closing:

         3.1 DUE INCORPORATION. The Company and RFC are corporations duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Company has all requisite power and authority, corporate and otherwise, to own, operate and lease its properties and assets and to conduct the Business as it is now being conducted. The Company and RFC are duly qualified to transact business as a foreign corporation and are in good standing under the laws of every state or jurisdiction in which the nature of their activities or of their properties owned, leased or operated makes such qualification necessary and in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect on the Company or RFC.

         3.2 CAPITALIZATION. The authorized capital stock of the Company consists solely of 20,000 shares of Class A Common Voting Stock, $.01 par value per share, 1,980,000 shares of Class B Common Nonvoting Stock, $.01 par value per share, of which 10,000 shares of Class A Common Voting Stock and 990,000 shares of Class B Common Nonvoting Stock are issued and outstanding on the date hereof and owned beneficially and of record as indicated in EXHIBIT A, free and clear of all liens and encumbrances. Nothing in this Agreement shall prevent the Shareholders from gifting the Stock among themselves in accordance with an annual gifting program. None of the Stock has been issued in violation of the rights of any Person. Except as set forth on SCHEDULE 3.2 hereto, as of the date hereof, (i) there are no Convertible Securities or Debt Securities outstanding; (ii) there are no Rights outstanding; and (iii) there are no shareholder agreements or other agreements, understandings or commitments relating to the rights of the Shareholders to vote or dispose of the Stock.

         3.3 DUE AUTHORIZATION. The execution, delivery and performance of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by the Shareholders pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Shareholders. This Agreement and the documents, instruments and agreements to be executed and/or delivered by the Shareholders pursuant to this Agreement have been or will be on or before the Date of Closing duly and validly authorized, executed and delivered by the Shareholders and the obligations of the Shareholders hereunder and thereunder are or will be upon such execution and delivery valid, legally binding and enforceable against Shareholders in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), including, among others, limitations on the availability of equitable remedies.

         3.4 NO BREACH. The Shareholders have full power and authority to sell, assign, transfer, convey and deliver to Purchaser the Stock to be sold hereunder and to otherwise perform their respective obligations under this Agreement and the documents, instruments and agreements to be executed and/or delivered by the Shareholders pursuant hereto. The execution and delivery of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by the Shareholders pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby will not: (i) violate any provision of the Articles of Incorporation or Bylaws (or comparable governing documents or instruments) of the Company; (ii) violate any Applicable Laws or Injunction applicable to the Company or any Shareholder; (iii) except as provided in SCHEDULE 3.4 hereto, require any filing with, permit from, authorization, consent or approval of, or the giving of any notice to, any Person; (iv) except as provided in SCHEDULE 3.4 hereto, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give another party any rights of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit (including, but not limited to, any permits, approvals or authorizations of the FCC or any other Governmental Body), lease or other Contract to which the Company and/or any Shareholder is a party, or by which they or any of their properties or assets may be bound; or (v) result in the creation or imposition of any Encumbrance on any of the properties or assets of the Company or any Shareholder.

         3.5 CLEAR TITLE. Except as otherwise set forth on SCHEDULE 3.5 hereto, on the Date of Closing, the Company and RFC will hold good, valid and marketable title to all of their non-Real Estate properties and assets and a valid leasehold interest in all Leased Real Estate and all leased non-Real Estate properties and assets. Such properties and assets and leasehold interests are free and clear of any and all Encumbrances of any kind, nature and description whatsoever.

         3.6 CONDITION OF ASSETS. Except as set forth in SCHEDULE 3.6 hereto, all of the Company's and RFC's properties and assets (i) have in all material respects been properly maintained, (ii) are in all material respects in good operation condition and repair, subject only to ordinary wear and tear, (iii) are usable and fit for their intended purpose, and (iv) are all the assets used to operate the Company's Business as currently conducted.

         3.7 LITIGATION. Except as described in SCHEDULE 3.7 hereto, there is no pending Proceeding:


               (a) that has been commenced by or served upon the Company or RFC, or of which the Company or RFC have Knowledge (other than any Proceeding which generally affects the business of all Persons conducting business similar to the Company or RFC and in which Company or RFC is not a named defendant); or

               (b) to the Company's or RFC's Knowledge, that challenges, or that will have, without substantial certainty, the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

To the Knowledge of the Shareholders, no such Proceeding has been Threatened. Except as provided in SCHEDULE 3.7 hereto, to Shareholders' Knowledge, the Company and RFC are not parties to or subject to the provisions of any Injunction which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or RFC or impair the ability of the Shareholders to consummate the transactions contemplated hereby.

         3.8 LABOR MATTERS. The Company and RFC have never been a party to any collective bargaining agreement or other labor Contract. There has never been, and there is not presently pending or existing, and to the Shareholders' Knowledge there is not Threatened, (i) any strike, slowdown, walkout, picketing, work stoppage, labor arbitration or other Proceeding in respect of the grievance of any employee, (ii) any application or complaint filed by any employee or union with the National Labor Relations Board, or any comparable Governmental Body, (iii) any organizational activity or other labor dispute against or affecting the Company or RFC, and no application for certification of a collective bargaining agreement is pending or, to the Shareholders' Knowledge, is Threatened. There is no lockout of any employees by the Company and no such action is contemplated by the Company or RFC. Except as set forth in SCHEDULE 3.8 hereto, there is no allegation, charge, complaint or Proceeding pending or, to Shareholders' Knowledge, Threatened by any Person against the Company or RFC or any of their current or former officers, directors or employees relating to employment, equal employment opportunity, discrimination, harassment, wrongful discharge, unfair labor practices, immigration, wages, hours, benefits, collective bargaining, the payment of social security or similar taxes, occupational safety and health or plant closing.

         3.9 TAXES. The Company, as RGI Group, Inc., has filed consolidated federal income taxes which included Valley, RFC and Glacial DBS
(collectively, the "Consolidated Tax Entities").

               (a) GENERAL TAX MATTERS. Except as set forth in Schedule 3.9, with respect to the Company, (a) all Tax Returns and all similar filings required to be filed before the Date of Closing by the Company with respect to any Taxes have been timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns correctly reflect the Liability of the Company for Taxes for the periods, properties or events covered thereby, and are correct and complete in all material respects; (b) all Taxes shown as payable on the Tax Returns filed by the Company prior to the Date of Closing, all Taxes due and payable by the Company prior to the Date of Closing (whether or not shown on any Tax Return) and all Taxes accruable with respect to events occurring prior to the Date of Closing, whether disputed or not, will either have been paid in full prior to the Date of Closing, or an adequate accrual in accordance with GAAP will be provided with respect thereto on the Closing Balance Sheet including, but not limited to, any and all taxes relating to the Valley Sale; (c) no deficiency in respect of any Taxes which has been assessed against the Company remains unpaid and there are no unassessed Tax deficiencies or any audits or to the Shareholders' Knowledge investigations pending Threatened against the Company with respect to any Taxes; (d) there is in effect no extension for the filing of any Tax Return and the Company has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Taxes; (e) no claim has ever been made by any tax authority in a jurisdiction in which the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction; (f) there are no Encumbrances for Taxes upon any asset of the Company except for Encumbrances for current Taxes not yet due and payable; (g) to the Shareholders' Knowledge no issues have been raised in any examination by any Tax authority with respect to the Company which, by application of similar principles, could with substantial certainty be expected to result in a proposed deficiency for any other period not so examined;
         (h) the Company is not a party to any Tax allocation or sharing agreement or otherwise under any obligation to indemnify any Person with respect to any Taxes, except for an unwritten arrangement among the Consolidated Tax Entities; (i) there are no requests for rulings in respect of any Taxes pending between the Company and any Tax authority; and (j) the Company has timely made all deposits required by law to be made with respect to sales and use Taxes and employees' withholding and other employment Taxes.

                (b) DISPUTED CLAIMS AND TAX RETURNS. SCHEDULE 3.9 lists all material disputes or claims concerning any Tax Liability of the Company claimed or raised by any authority as to which any Shareholder has Knowledge. SCHEDULE 3.9 lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1995; indicates those Tax Returns that have been audited; and indicates those Tax Returns that currently are the subject of audit; and includes a list of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since January 1, 1993, each of which has been provided to Purchaser.

                (c) S CORPORATION STATUS. None of the Consolidated Tax Entities have ever been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code.

         3.10   EMPLOYEE BENEFITS.

                (a) BENEFIT PLANS. Except as described in SCHEDULE 3.10 hereto, the Company does not maintain or contribute to any Benefit Plans. Without limiting the generality of the foregoing provision of this Section, except as described in SCHEDULE 3.10 hereto, there are no pension plans, welfare plans or employee benefit plans qualified under
         Section 401(a) of the Code to which the Company is required to contribute. Except for the Deferred Compensation Agreements, and as described in SCHEDULE 3.10 hereto, the Company does not and will not have any unfunded Liability for services rendered prior to the Date of Closing under any Benefit Plans. The Company is not in any material default under any Benefit Plan. Except as set forth in Schedule 3.10, neither the Company, nor any entity now or formerly part of a controlled group with the Company, within the meaning of Section 412(c)(11)(B)(ii) of the Code, maintains or has ever maintained a "defined benefit plan," as defined in Section 3(35) of ERISA, that is subject to Section 412 of the Code and Section 302 of ERISA. Except as set forth in SCHEDULE 3.10 hereto, neither the Company nor any of its "subsidiaries" contributes to or has any Liability (including but not limited to withdrawal Liability) with respect to any multi-employer plan (as defined in Section 4064(a) of ERISA or Section 4001(a)(3) of ERISA). Other than claims for benefits in ordinary course, there are no actions, suits, disputes, arbitrations or other material claims pending or, to Shareholders' Knowledge, Threatened with respect to any Benefit Plan. For purposes of this Section, "subsidiaries" shall include all corporations and all trades or businesses (whether or not incorporated) which may be liable for any income tax, loss of tax deduction, excise taxes, penalties or other similar consequences under ERISA (as hereinafter defined) or under the Code by reason of its ownership affiliation with the Company.

                (b) OTHER PLANS. The Shareholders and the Company have made available to the Purchaser information relating to deferred compensation, incentive compensation and other fringe benefit plans, if any, sponsored or maintained by the Company. Except for (i) the Deferred Compensation Agreements, (ii) the Retention Agreements, (iii) as pursuant to the Benefit Plans or (iv) as otherwise set forth in
         SCHEDULE 3.10, there are no present or former employees of the Company who are entitled to (i) any pensions or other benefits to be paid after termination of employment, including termination on account of disability (except as otherwise required under Section 601 of ERISA) or
         (ii) deferred compensation payments.

                (c) DOCUMENTS. The Shareholders have made available to the Purchaser the following documents, as they may have been amended to the date hereof, embodying or relating to each Benefit Plan listed in
         SCHEDULE 3.10 hereto: (i) all written plan documents for each such Benefit Plan, including all amendments to each such Benefit Plan, any related trust agreements, group annuity contracts, insurance policies or other funding agreements or arrangements; (ii) the most recent determination letter received from the Internal Revenue Service, if any, as to the qualified status of any such Benefit Plan under Section 401(a) of the Code; (iii) the current summary plan description, if any, for each such Benefit Plan; and (iv) the most recent annual return/report on form 5500, 5500-C or 5500-R, if any, for each such Benefit Plan.

                (d) PROHIBITED TRANSACTIONS. The Company has not, nor, to the Shareholders' Knowledge, has any other "disqualified person" or "party in interest", as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively, engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code and Section 406 of ERISA, with respect to any Benefit Plan listed on SCHEDULE 3.10 hereto subject to ERISA, which could reasonably be expected to subject the Company to a material tax or penalty on prohibited transactions imposed by either Section 502(i) of ERISA or Section 4975 of the Code. The execution and delivery by the Shareholders of this Agreement and the consummation of the transactions contemplated hereby will not (i) involve any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Benefit Plan listed on SCHEDULE 3.10 hereto, or (ii) accelerate the payment of any benefits under any Benefit Plan listed on SCHEDULE 3.10 hereto.

                (e) FIDUCIARY DUTY. Neither the Company, nor, to Shareholders' Knowledge, any other fiduciary of any Benefit Plan listed on SCHEDULE
         3.10 hereto engaged in any transaction with respect to such Benefit Plan or failed to act in a manner with respect to such Benefit Plan which could reasonably be expected to subject the Company to any material Liability for a breach of fiduciary duty under ERISA or any other applicable law.

                (f) COBRA. The Company has complied in all material respects with the coverage continuation requirements of Sections 601 through 609 of ERISA, Section 5980B of the Code, and the requirements of any similar state law regarding continued insurance coverage, and the Company has incurred no material Liability with respect to its failure to offer or provide continued coverage in accordance with the foregoing requirements, nor is there any suit pending, or to the Shareholders' Knowledge, Threatened, with respect to such requirements.

                (g) TRIGGERING OF OBLIGATION AND OTHER BINDING COMMITMENTS. Except for the claims arising under the Deferred Compensation Agreements, the Retention Agreements, or as set forth in SCHEDULE 3.10, the consummation of the transactions described in this Agreement, in and of themselves, will not entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, or accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee.

         3.11  [THIS SECTION INTENTIONALLY OMITTED]

         3.12 FINANCIAL STATEMENTS. The Shareholders have caused the Company to furnish true and correct copies of the financial statements identified in
SCHEDULE 3.12 hereto to Purchaser. All of said financial statements, including any notes thereto, are true and correct in all material respects and fairly present the financial position and condition of the Company as of their respective dates and the results of its operations for the periods covered in accordance with GAAP applied by the Company on a consistent basis throughout the periods covered thereby and on a basis consistent with that of prior years and periods; provided, however, that any interim financial statements listed on such Schedule may not include a statement of cash flows, are subject to year-end adjustments and lack footnotes and other required presentation items. Except for Liabilities (i) reflected or reserved against in the balance sheet (the "Balance Sheet") of the Company as of December 31, 1997 (the "Balance Sheet Date") or in the notes thereto, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which resulted from, arose out of, is related to, or was caused by any breach of Contract, breach of warranty, tort, infringement or violation of Applicable
Laws), (iii) arising under Contracts to which the Company is a party, and/or
(iv) described on SCHEDULE 3.12 hereto, the Company does not have any Liabilities which, individually or in the aggregate, would have a Material Adverse Effect on the Company. The reserves for doubtful accounts reflected in the Balance Sheet are adequate and have been calculated consistent with past practice.

         3.13 ABSENCE OF CERTAIN DEVELOPMENTS. Except for the transactions contemplated by this Agreement, the Valley Sale, or as otherwise set forth on
SCHEDULE 3.13 hereto, since the Balance Sheet Date, the Company has conducted the Business only in the Ordinary Course of Business and has not:

               (a) Except for the Valley Sale, the transfer to George M. Revering set forth in Section 5.8 hereof, and the Company's transfer of its interest in Switch 2000, LLC, sold, leased, assigned or otherwise transferred any material properties or assets, or disposed of or permitted to lapse any rights in Intellectual Property owned or used by the Company, other than in the Ordinary Course of Business, or organized any new business entity or acquired any equity securities, assets, properties, or business of any Person or any equity or ownership interest in any business or merged with or into or consolidated with any other Person;

               (b) Suffered, sustained or incurred any material loss or waived or released any material right or claim, whether or not in the Ordinary Course of Business;

               (c) Suffered, sustained or incurred any material damage, destruction or casualty loss to any material properties or assets, whether or not covered by insurance;

               (d) Except for the early payment of its Debt Instruments, engaged in any transaction not in the Ordinary Course of Business;

               (e) Except for cellular phones purchased for lease to customers, made any capital expenditure (or series of related capital expenditures) exceeding $10,000;

               (f) Subjected any of its properties or assets to any Encumbrance, whether or not in the Ordinary Course of Business;

               (g) Issued any note, bond or other debt security, created, incurred or assumed any indebtedness for borrowed money or capitalized lease obligation or otherwise incurred any material Liability, except current Liabilities incurred in the Ordinary Course of Business;

               (h) Other than the early payment of its Debt Instruments, and except as contemplated by this Agreement, discharged or satisfied any Encumbrance, or paid any material Liability, other than current Liabilities shown on the Company's balance sheet as of the Balance Sheet Date, and current Liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date;

               (i) Other than transactions not ordinarily or presently characterized as dividends or distributions, such as payment of professional fees, declared, set aside or paid a dividend or made any other distribution with respect to any class or series of capital stock of the Company, or directly or indirectly redeemed, purchased or otherwise acquired any shares of any class or series of the Company's capital stock;

               (j) Increased the salary, wage or other compensation or level of benefits payable or to become payable by the Company to any of its officers, directors, employees or agents other than in the Ordinary Course of Business;

               (k) Loaned money to any Person or guaranteed any loan to or Liability of any Person, whether or not in the Ordinary Course of Business;

               (l) Except as described in the Schedules hereto, amended or terminated any of the Operating Contracts (as hereinafter defined), except in the Ordinary Course of Business;

               (m) Changed accounting methods or practices (including, without limitation, any change in depreciation, amortization or cost accounting policies or rates);

               (n) Suffered, sustained or incurred any Material Adverse
         Change in the properties, assets, Liabilities, revenues, income, business, operations, results of operations or financial condition of the Company;

               (o) Received notice from any customer, supplier, vendor, Governmental Body or any other Person which would, with substantial certainty, give rise to or result in a Material Adverse Effect on the Company;

               (p) Delayed or postponed the payment of accounts payable or other Liabilities outside of the Ordinary Course of Business;

               (q) Entered into any employment Contract or collective bargaining agreement, written or oral, or modified the terms of any existing such Contract or agreement or adopted, amended, modified or terminated any Benefit Plan for the benefit of any of the Company's directors, officers and employees;

                  (r) Except for the name change to RGI Group, Inc., made any change or amendment in its articles of incorporation, bylaws, or other governing instruments;

                  (s) Issued or sold any securities; acquired, directly or indirectly, by redemption or otherwise, any securities; reclassified, split-up or otherwise changed any such equity security; or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto; and/or

                  (t) Entered into any Contract to do any of the foregoing.

         3.14 INTELLECTUAL PROPERTY. SCHEDULE 3.14 hereto contains a list and description of all material Intellectual Property owned by the Company or used by the Company in the operation of the Business. Except as set forth in SCHEDULES 3.14, Shareholders have no Knowledge of any asserted claim to the effect that the operation of the Business or the possession or use in the Business of any of the Intellectual Property listed and described on SCHEDULE
3.14 hereto, infringes the intellectual property rights of any other Person. Except as set forth in SCHEDULES 3.14, the Shareholders have no Knowledge of any claim that any of the Intellectual Property listed and described on SCHEDULE
3.14 is invalid; and, except as provided in SCHEDULE 3.14 hereto, the Company is not obligated under any Contract or otherwise to pay royalties, fees or other payments with respect to any of the Intellectual Property listed and described on SCHEDULE 3.14 hereto. Except as set forth in SCHEDULES 3.14, the consummation of the transactions contemplated by this Agreement will not adversely affect the use by the Company of any of the Intellectual Property listed on SCHEDULE 3.14 hereto.

         3.15 COMPLIANCE WITH LAWS. The Business has been operated and the Company is in compliance in all material respects with the requirements of all Applicable Laws to which the Company is subject. The Company has not received any notice of, and the Shareholders have no Knowledge of any violation of a material nature of any Applicable Laws respecting the Company.

         3.16 OPERATING CONTRACTS. Except as disclosed in SCHEDULE 3.16, and except with respect to contracts, commitments and agreements that have been fully performed as of the date hereof and have no further force or effect, the Company and RFC are not a party to any oral or written Contract. All of the Contracts listed on SCHEDULE 3.16 hereto are referred to in this Agreement as the "OPERATING CONTRACTS". All of the Operating Contracts were made in the Ordinary Course of Business, and, to the Shareholders' Knowledge, are valid, binding and currently in full force and effect. The Company is not in default in any material respect under any of the Operating Contracts, and, to the Shareholders' Knowledge, no event has occurred which, through the passage of time or the giving of notice, or both, would constitute a default by the Company or give rise to a right of termination or cancellation by another party under any of the Operating Contracts, or cause the acceleration of any Liability of the Company, or result in the creation of any Encumbrance upon any of the Company's properties or assets. To the Shareholders' Knowledge, no other party is in default under any of the Operating Contracts. Except as described on
SCHEDULE 3.16 hereto, none of the Operating Contracts have been canceled, terminated, amended or modified. Except as provided in SCHEDULE 3.4 hereto, the consummation of the transactions contemplated hereby will not require the consent or approval of any Person under any of the Operating Contracts.

         3.17 REAL ESTATE. Schedule 3.17 contains a list of all easements under which the Company is the benefited party (the "Easements"). With respect to each parcel of real estate owned by the Company (the "OWNED REAL ESTATE"), and each parcel of real estate leased by the Company (the "LEASED REAL ESTATE"):

                  (a) SCHEDULE 3.17 contains a complete and accurate legal description of each parcel of Owned Real Estate and a description of each written or oral lease regarding Leased Real Estate which is not otherwise described on
         SCHEDULE 3.16 hereto;

                  (b) Except as set forth on SCHEDULE 3.17 hereto, to the Knowledge of Shareholders, there are no public improvements affecting any parcel of Owned Real Estate or Leased Real Estate (collectively the "REAL ESTATE"), including, but not limited to, water, sewer, sidewalk, street, alley, curbing, landscaping or related improvements, which have been commenced and/or completed and for which an assessment has not been levied or, to Shareholders' Knowledge, which may be levied after the date of this Agreement;

                  (c) Except as set forth in Schedule 3.17 hereto, there are no deferred property Taxes or assessments with respect to the Real Estate which may or will become due and payable as a result of the consummation of the transaction contemplated hereby;

                  (d) The Company is the sole owner in fee simple title of each parcel of Owned Real Estate and each such parcel is free and clear of any and all Encumbrances, except (i) those Encumbrances set forth in
         SCHEDULE 3.17 hereto, (ii) municipal zoning ordinances, recorded or platted easements for public utilities and recorded building and use restrictions and covenants, (iii) general real estate Taxes and installments of special assessments payable in the year of Closing, and
         (iv) minor survey exceptions, encumbrances, licenses, easements or reservations of, or rights of others for, oil, gas minerals, ores or metals, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions on the use of real property, minor defects in title or other similar charges or encumbrances not interfering in any material respect with the Ordinary Course of Business of the Company or with the use or ownership of the Owned Real Estate (collectively the "PERMITTED ENCUMBRANCES"). To the Shareholders' Knowledge, the Permitted Encumbrances and those encumbrances set forth in SCHEDULES 3.17 hereto do not individually or in the aggregate materially impair or prohibit the Company's current use of the Owned Real Estate;

                  (e) Except as set forth in SCHEDULE 3.17 hereto, there are no condemnation Proceedings pending or, to the Shareholders' Knowledge, Threatened with respect to all or any part of any parcel of Real Estate;

                  (f) To the Shareholders' Knowledge, except for the Permitted Encumbrances and those encumbrances set forth in SCHEDULES 3.17 hereto, there are no private restrictions, covenants, or reservations which materially and adversely affect the use or occupancy of all or any part of any parcel of Owned Real Estate or any of the Easements;

                  (g) To Shareholder's Knowledge, there are no Applicable Laws requiring repair, alteration or correction of any existing condition on any parcel of

         Real Estate and, to Shareholders' Knowledge, there are no conditions that could give rise to the same;

                  (h) To the Shareholders' Knowledge, except as set forth in
         SCHEDULE 3.17 hereto, (a) there are no structural, mechanical or other defects of material significance in any of the buildings, improvements, fixtures and equipment, including the roof, heating, ventilating, air conditioning, electrical, plumbing and sanitary disposal systems, located on any parcel of Real Estate, and (b) all such buildings, improvements, fixtures and equipment, including the roof, heating, ventilating, air conditioning, electrical, plumbing and sanitary disposal systems, will be until the Date of Closing, maintained in good repair, working order and condition, ordinary wear and tear excepted;

                  (i) Except as set forth in SCHEDULE 3.17 hereto, the improvements on each parcel of Real Estate and the Company's or RFC's use thereof comply in all material respects with any and all building, zoning, subdivision, traffic, parking, land use, occupancy, health and other Applicable Laws pertaining to the Real Estate or to the development, construction, management, use and operations of the improvements thereon;

                  (j) Except as set forth in SCHEDULE 3.17 hereto, to the Knowledge of Shareholders, the improvements located on each parcel of Real Estate, including fences, driveways and other structures occupied, used or claimed by the Company or RFC, are wholly within the boundary lines of such parcels of Real Estate and such improvements and the Company's present uses thereof do not in any material respect infringe upon the rights of any other Person;

                  (k) Except as set forth in SCHEDULE 3.17 hereto, to the Knowledge of Shareholders, no buildings, fences, driveways or other structures of any adjoining owner encroach upon any part of any parcel of Real Estate or any of the Easements; and

                  (l) Except as set forth in SCHEDULE 3.17 hereto, to the Knowledge of Shareholders, the Company and RFC have all operating permits necessary for the operation of the Business, and all such permits are current, except where the failure to have any such current operating permit in good order would not have a Material Adverse Effect on the Company or RFC. To the Knowledge of Shareholders, except as set forth in SCHEDULE 3.17, the Company has all easements, or access through public utility easements, on to private property, construction permits, highway crossing licenses and permits (and other similar licenses and permits) and right-of-way-licenses reasonably necessary to conduct the Business, except where the failure to have any such easement on to private property, construction permits, highway crossing licenses and permits (and other similar licenses and permits), and right-of-way licenses would not have a Material Adverse Effect.

Purchaser and Shareholders recognize and agree that title commitments and surveys provided in accordance with Section 7.10 of this Agreement covering the Real Estate listed on SCHEDULE 7.10 hereof may contain additional information regarding said Real Estate of which the Shareholders do not have Knowledge as of the date of this Agreement, and that such information will be included as appropriate in a Supplement to SCHEDULE 3.17; provided, however, that information contained in the title commitments and surveys shall remain subject to the provisions of Section 7.10 of this Agreement.

         3.18 ACCOUNTS RECEIVABLE. RFC has no accounts receivable or other right to payment of money, other than an obligation of the Company to RFC which will be satisfied at or prior to Closing. The Company's accounts receivable and other rights to the payment of money represent, and on the Date of Closing will represent, valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.

         3.19 BOOKS AND RECORDS; BANK ACCOUNTS. All of the Company's and RFC's books of account and other financial and corporate records relating to the Business have been made available to Purchaser and its representatives (or will be so made available prior to the Date of Closing). Such books of account and records are current, complete, true and correct in all material respects. All such books and records are consistent with the financial statements listed on
SCHEDULE 3.12 hereto. Attached hereto as part of SCHEDULE 3.19 is a list of all of the Company's and RFC's bank accounts, security accounts and other similar accounts, and the names of all Persons authorized to draw thereon or have access thereto, as well as the identification of all safety deposit boxes, and the persons authorized to have access to those boxes.

         3.20 EMPLOYEES. SCHEDULE 3.20 hereto contains a list of the names, positions, annual salary rates, hourly wage rates, severance benefits and accrued vacation and sick leave, as of the date hereof, of all present employees of the Company (including those on furlough, leave or layoff of any kind). Except for the Valley Employees and Marvin Vogelgesang, and except as set forth in SCHEDULE 3.20, none of the employees has informed the Company or any of the Shareholders that he/she intends to terminate employment with the Company.
SCHEDULE 3.20 also sets forth a description of any written Contract, other than the Benefit Plans described on SCHEDULE 3.10 hereto, with respect to the conditions of employment of any of the Company's employees. RFC has never had any employees. All employees are employed on an "at will" basis.

         3.21 LICENSES AND PERMITS. Except as set forth in SCHEDULE 3.21, the Company has obtained all material licenses, certificates, franchises and permits of each and every Governmental Body having jurisdiction over the Company or any of its properties or assets to operate and carry on the Business as they are now being conducted. All such material licenses, certificates, franchises and permits (except for construction permits, highway crossing licenses and permits and right of way licenses) are described on SCHEDULE 3.21 hereto and are in full force and effect. To Shareholders' Knowledge, RFC requires no licenses, franchises, certificates or permits, other than its certificate of incorporation.

         3.22 OTHER MATERIAL CONTRACTS AND OBLIGATIONS. Except for the Operating Contracts and the Contracts disclosed on SCHEDULE 3.22 hereto, neither the Company nor RFC is a party to or bound by any:

                  (a) Dealer, distributorship or sales agency agreements, excluding purchase orders with respect to the purchase or sale of products or services in the Ordinary Course of Business;

                  (b) Advertising Contracts;

                  (c) Contract for capital expenditures having a remaining balance in excess of $10,000;

                  (d) Leases with respect to any property, real or personal, whether as lessor or lessee, except for any lease having a term of one year or less or aggregate rents payable over its life of $10,000 or less;

                  (e) Contract containing covenants by the Company or RFC not to compete in any lines of business or with any Person;

                  (f) Franchise or license agreements;

                  (g) Except as disclosed in SCHEDULE 3.13, loan or credit agreements, promissory notes or other evidences of indebtedness, including all agreements or commitments for future loans, extensions of credit or financing, excluding credit extended by the Company or RFC to its customers;

                  (h) Guarantees;

                  (i) Contract or purchase order for the purchase of any services, raw materials, supplies or equipment involving payments of more than $5,000 per annum or an aggregate of more than $10,000, excluding purchase orders for the purchase of products or services entered into in the Ordinary Course of Business; or

                  (j) Contract for the sale of any properties, assets or services involving a value estimated at more than $10,000, excluding purchase orders for the sale of products or services in the Ordinary Course of Business and further excluding any contract which relates to the Valley Sale.

         3.23 SUBSIDIARIES. Except as disclosed or described in this Agreement or as set forth on SCHEDULE 3.23 hereto, the Company has no subsidiaries and does not own any shares of stock or other securities or equity interests, directly or indirectly, in any other Person. Except as disclosed or described in this Agreement or as set forth on SCHEDULE 3.23 hereto, the Company is not subject to any obligation or requirement to provide funds to, or invest in, any such Person.

         3.24 INSURANCE. The Company has maintained and will continue to maintain until the Date of Closing the insurance described in SCHEDULE 3.24, which insurance covers the Company's tangible real and personal property and assets, whether owned or leased, against loss or damage by fire or other casualty. All such insurance is in full force on the date of this Agreement and is carried with insurers licensed in the states affected by such policies. The Company has promptly and adequately notified the Company's insurance carriers of any and all claims known to the Shareholders with respect to the operations, products or services of the Company for which the Company is insured. The Company has not been refused any insurance coverage by any insurance carrier to which it has applied for insurance during the past three (3) years.

         3.25 BROKERS. Except for the engagement of Dain Bosworth by the Company, neither the Company nor the Shareholders has employed or engaged any broker, finder, agent, banker or third party, nor have they otherwise dealt with anyone purporting to act in the capacity of a finder or broker in connection with the transactions contemplated hereby. No commissions, finder's fees or like charges have been or will be incurred by the Company or the Shareholders in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         3.26 RELATIONSHIP WITH RELATED PERSONS. Except as set forth in SCHEDULE
3.26 hereto, the Shareholders, directors, officers, and employees of the Company, RFC and their Related Persons do not have any interest in any of the properties or assets of the Company or RFC and, to the Shareholders' Knowledge, do not own, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that (i) has had business dealings or a material financial interest in any transaction with the Company or RFC or,
(ii) has engaged or is engaged in competition with the Company with respect to any line of products or services of the Company in any market presently served by the Company (a "COMPETING BUSINESS") (except for less than three percent (3%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market). to the Knowledge of the Shareholders, and except as set forth on SCHEDULE 3.26 hereto, no shareholder, director or officer of the Company or RFC and none of their Related Persons is a party to any Contract with, or has any claim or right against, the Company or RFC, other than the rights officer and directors of the Company and RFC have with respect to indemnification under state law. All money owed by the Company or RFC to its shareholders, directors or officers, or their Related Persons, (other than for salary) are for bona fide debts and are set forth in SCHEDULE 3.26 hereto.

         3.27 HAZARDOUS MATERIALS. Except as set forth in SCHEDULE 3.27 hereto, to the Knowledge of Shareholders, the Company or RFC have never generated, transported, stored, handled, disposed of or contracted for the disposal of any Hazardous Materials. Except as set forth in SCHEDULE 3.27 hereto, to the Knowledge of Shareholders, no employee of the Company has, in the course and scope of employment with the Company, been exposed to any Hazardous Materials in such a manner as to be harmed thereby (whether such harm is now known to exist or will be discovered in the future). Except as set forth on SCHEDULE 3.27 hereto, the Company is not listed as a potentially responsible party under CERCLA or any comparable or similar U.S. federal or state statute, the Company has not received notice of such a listing and the Shareholders have no Knowledge of any facts or circumstances which could give rise to such a listing.

         3.28     OTHER ENVIRONMENTAL MATTERS.

                  (a) Except as set forth on SCHEDULE 3.28 hereto, the Real Estate has been operated by the Company and is in compliance in all material respects with all Applicable Laws, including Environmental Laws and all Applicable Laws relating to underground and/or above ground petroleum storage tanks. To the Knowledge of the Shareholders, except as set forth on SCHEDULE 3.28 hereto, the Company otherwise complies in all material respects with all Environmental Laws. To the Knowledge of the Shareholders, except as set forth on SCHEDULE 3.28 hereto, the Company has obtained or has taken appropriate steps, as required by Environmental Laws and Applicable Laws, to obtain all environmental, health and safety permits, consents, approvals, licenses and other authorizations necessary for the ownership and operation of the Business, and to the Knowledge of Shareholders, all of the permits and other such authorizations are in good standing, and the Company is in compliance in all material respects with such permits and other such authorizations. Except as described in SCHEDULE 3.28 hereto, to the Knowledge of Shareholders, the Real Estate is free of any and all Hazardous Materials. The Real Estate is not subject to any "Super-Fund" type Encumbrances by any Person arising from the release or threatened release of any Hazardous Materials in, on, about or under the Real Estate.

                  (b) To the Knowledge of Shareholders, all of the third parties with which the Company has arranged, engaged or contracted to accept, treat, transport, store, dispose or remove any pollutant generated or present at the Real Estate, or which otherwise participate or have participated in activities or conduct related to the Real Estate or the Business, were properly permitted at the relevant time to perform the foregoing activities or conduct.

                  (c) Except as described on SCHEDULE 3.28 hereto, there are not currently and to the Knowledge of Shareholders never have been any wells or underground and/or above ground storage tanks (whether or not currently in use) on any parcel of Real Estate and, to the extent such wells or tanks are described in SCHEDULE 3.28, all such wells and tanks are, to the Knowledge of Shareholders, in sound condition and are not leaking.

                  (d) Except as set forth on SCHEDULE 3.28 hereto, no part of any parcel of Real Estate is now being used, nor, to the Knowledge of Shareholders, has any parcel of Real Estate ever been used, as a landfill, dump or other disposal, storage, transfer, treating or handling area for any Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, treating or handling Hazardous Materials.

                  (e) To the Knowledge of the Shareholders, and except as set forth in SCHEDULE 3.28 hereto, the Company is not subject to any investigation, nor has the Company received any written notification within the past two years of any judicial or administrative proceeding, notice, order, judgment, decree or settlement, alleging or addressing
         (i) any violation of Environmental Laws or (ii) any claims or liabilities and costs arising from the release or threatened release of any Hazardous Materials. To the Knowledge of Shareholders, there has been no release of any Hazardous Materials in a reportable quantity under Environmental Laws at, to or from the Real Estate.

                  (f) Except as set forth in SCHEDULE 3.28 hereto, to the Knowledge of Shareholders, there is not constructed, placed, deposited, stored, disposed or located on the Real Estate any asbestos in any form.

                  (g) Except as set forth in SCHEDULE 3.28 hereto, to the Knowledge of Shareholders, there is not constructed, placed, deposited, stored, disposed nor located on the Real Estate any polychlorinated biphenyls ("PCBs") or transformers, capacitors, ballasts, or other equipment which contain dielectric fluid containing PCBs.

                  (h) Except as set forth in SCHEDULE 3.28 hereto, to the Knowledge of Shareholders, there is not constructed, placed, deposited, stored, disposed nor located on the Real Estate any insulating material containing urea formaldehyde.

With respect to Sections 3.27 and 3.28 of this Agreement, Purchaser recognizes and agrees that the environmental audits to be conducted by the Environmental Audit Firm may contain additional information regarding the matters discussed in such Sections hereof which the Shareholders do not have Knowledge as of the date of this Agreement, and that such information will be included as appropriate in a Supplement to Sections 3.27 and 3.28.

         3.29 DEBT INSTRUMENTS. SCHEDULE 3.29 is a true, correct and complete list showing the names of the parties and outstanding indebtedness as of the respective dates set forth on SCHEDULE 3.29 under all mortgages, indentures, notes, guarantees and other obligations for or relating to borrowed money, purchase money debt (including conditional sales contract and capital leases) or covenants not to compete (the "Debt Instruments") for which the Company or RFC is primarily or secondarily obligated. The Shareholders have previously delivered to Purchaser true, complete and correct copies of each of the Debt Instruments. Except as described in SCHEDULE 3.29, the Company and RFC have performed all of the material obligations required to be performed by it, and are not in material default under any of the provisions of any of the Debt Instruments, and there has not occurred any event which, (with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a default.

         3.30 DISSOLUTION OF GLCLP AND GLACIAL DBS. GLCLP and Glacial DBS have been validly dissolved and completely wound up. All remaining assets of GLCLP and Glacial DBS have been distributed to the Company, and all necessary real estate deeds, bills of sale, assignments, consents and other documents have been completed, obtained and/or filed.

         3.31 YEAR 2000 COMPLIANCE. Schedule 3.31 contains a complete and correct list of all assurances received by the Company regarding whether software used in the Business, third party software, computer, communications, electronic or other hardware or equipment, including any imbedded software or firmware, used in the Business will correctly recognize, calculate, sort, store, display and otherwise process data involving dates prior to, during and after the Year 2000, and whether the operation and functionality of the above-mentioned assets will be adversely affected by the approach, occurrence or passing of the calendar date January 1, 2000. To the Knowledge of the Shareholders, all such assurances are not incorrect.

         3.32 CUSTOMERS AND SUPPLIERS. As of September 30, 1998, the Company served, in the aggregate, approximately 6,785 cellular telephone customers. To the Knowledge of the Shareholders, and except in the Ordinary Course of Business, no customer, subscriber or a group of customers or subscribers of the Company has notified the Company on or after September 30, 1998, that the customer intends to terminate, cancel, limit or modify the customer's business relationship with the Company, except such terminations, cancellations, limitations or modifications as occur in the Ordinary Course of Business of the Company. No vendor, supplier, dealer, representative or consultant of the Company which is material to the Company's business operations has notified the Company after September 30, 1998, that it intends to terminate, cancel, limit or modify its business relationship with the Company in any material respect.

         3.33 CGSA. A true and complete copy of map depicting the location of each cell site and each of the licensed Cellular Geographic Service Areas (including Situation Information Updates) of the Company is attached hereto as
  SCHEDULE 3.33. All agreements relating to the coverage areas of the Company including, but not limited to, border extensions, are listed on SCHEDULE 3.16 OR SCHEDULE 3.17.

         3.34 NETWORK. A diagram and description prepared by Purchaser of all of the communications transmissions facilities, cell sites and other components comprising the Company's cellular networks is attached hereto as SCHEDULE
  3.34. To the Knowledge of the Shareholders, this diagram and description is true and complete.

         ARTICLE 4:  REPRESENTATIONS AND WARRANTIES OF PURCHASER

         As an inducement for Shareholders to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser represents and warrants to Shareholders that each and all of the following (as modified by any Supplement delivered by Purchaser pursuant to Section 13.22 of this Agreement) are true and correct as of the date of this Agreement and will be true and correct as of the Date of Closing:

         4.1 DUE INCORPORATION. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has all requisite power and authority, corporate and otherwise, to own, operate and lease its properties and assets and to conduct its business as it is now being conducted. Purchaser is duly qualified to transact business as a foreign corporation and is in good standing under the laws of every state or jurisdiction in which the nature of its activities or of its properties owned, leased or operated makes such qualification necessary and in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect on the Purchaser.

         4.2 DUE AUTHORIZATION. The execution, delivery and performance of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement and the documents, instruments and agreements to be executed and/or delivered by Purchaser pursuant to this Agreement have been, or will be on or before the Date of Closing, duly and validly authorized, executed and delivered by Purchaser and the obligations of Purchaser hereunder and thereunder are or will be valid, legally binding and enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws presently or hereafter in effect affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity), including, among others, limitations on the availability of equitable remedies.

         4.3 NO BREACH. Purchaser has full power and authority, corporate and otherwise, to purchase the Stock being purchased hereunder and to otherwise perform its obligations under this Agreement and the documents, instruments and agreements to be executed by the Purchaser pursuant hereto. The execution and delivery of this Agreement, including the documents, instruments and agreements to be executed by the Purchaser pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby will not: (i) violate any provision of the Articles of Incorporation or Bylaws (or comparable governing documents or instruments) of Purchaser; (ii) violate any Applicable Laws or Injunction applicable to the Purchaser; (iii) require any filing with, permit from, authorization, consent or approval of, or the giving of any notice to, any Person; (iv) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give another party any rights of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit (including, but not limited to, any permits, appeals or authorizations of the FCC or any other Governmental Body), lease or other Contract to which Purchaser is a party, or by which it or any of its assets or properties.

         4.4 INVESTMENT REPRESENTATIONS . The Purchaser understands that the Stock has not been registered under the Securities Act of 1933, as amended, or under the securities laws of any jurisdiction, by reason of reliance upon certain exemptions.

         4.5 BROKERS. Purchaser has not employed or engaged any broker, finder, agent, investment banker or third party nor has it otherwise dealt with anyone purporting to act in the capacity of a finder or broker, in connection with the transactions contemplated hereby. No commissions, finder's fees or like charges have been or will be incurred in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

                     ARTICLE 5: PERFORMANCE PENDING CLOSING

         The Shareholders covenant and agree that from and after the date of this Agreement and until the earlier of the Date of Closing or the termination of this Agreement in accordance with Article 12 hereof:

         5.1 ACCESS TO INFORMATION. At the request of Purchaser, the Shareholders shall, from time to time, give or cause to be given to Purchaser, its officers, employees, counsel, accountants and other representatives, upon reasonable notice to the Shareholders, full access during normal business hours, without undue disruption to the Company's Business, the properties and assets and all of the books, minute books, title papers, records, files, Contracts, insurance policies, environmental records and reports, licenses and documents of every character of the Company and RFC relating to the Business, and the Shareholders shall furnish or cause to be furnished to Purchaser, its officers, employees, counsel, accountants and other representatives all of the information with respect to the Company and RFC and/or the Company and RFC's properties or assets as any of them may reasonably request. Purchaser, its officers, employees, counsel, accountants and other representatives shall have the authority to interview, as reasonably necessary and without undue disruption to the Company's Business, all employees, customers, vendors, suppliers and other parties having relationships with the Company and/or RFC, and Shareholders shall make such introductions as may be requested; provided, however, that access to customers shall, if at all, be done in a commercially reasonably manner consistent with the best interests of the Company and shall be subject to the prior consent of the Company, which consent shall not be unreasonably withheld. In addition, Purchaser may, subject to the conditions stated above, at its sole cost and expense, at any time prior to the Date of Closing, through its officers, employees, counsel, accountants and other representatives, conduct such investigations and examinations of the Company and RFC's properties and assets as it deems necessary or advisable, and the Shareholders will provide reasonable cooperation to such Persons in such investigations.

         5.2 CONDUCT OF BUSINESS. Shareholders shall cause the Company to carry on the Business diligently, only in the Ordinary Course of Business and substantially in the same manner as heretofore conducted and will keep and maintain the Company's properties and assets in good and safe repair and condition consistent with past practices. The Company shall not make any regulatory filings with any Governmental Body, except in the Ordinary Course of Business or with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned). The Shareholders will not cause or permit any amendment of the Company's Articles of Incorporation or Bylaws (or other governing instrument).

         5.3 ENCUMBRANCES. Shareholders shall not, directly or indirectly, perform or fail to perform any act which would, with substantial certainty, in the creation or imposition of any Encumbrance on any of the properties or assets of the Company or otherwise adversely affect the marketability of the Company's title to any of its properties or assets, outside of the Ordinary Course of Business.

         5.4 PAY INCREASES. Except for payments pursuant to the Retention Agreements, and normal increases in the Ordinary Course of Business, the Shareholders shall not, without the prior written consent of Purchaser, permit the Company to grant any increase in the salaries or rate of pay to any of its employees, grant any increase in any benefits or establish, adopt, enter into, make any new grants or awards under, or amend any collective bargaining agreement, employment agreement or Benefit Plan for the benefit of any of its employees.

         5.5 RESTRICTIONS ON NEW CONTRACTS. Except with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned, the Shareholders shall not permit the Company to enter into any Contract, incur any Liability, assume, guarantee or otherwise become liable or responsible for any Liability of any other Person, make any loans, advances or capital contributions to any other Person (except for extensions of credit to its customers in the Ordinary Course of Business), or waive any right or enter into any other transaction, in each case other than in the Ordinary Course of Business and consistent with the Company's normal business practices. Without limiting the foregoing, for the purposes of this Agreement, any Contract involving the sum of $20,000 or more shall be deemed to be outside the Ordinary Course of Business.

         5.6 PRESERVATION OF BUSINESS. The Shareholders shall use reasonable efforts to preserve the Company's business organization intact, to keep available to Purchaser the present employees of the Company and to preserve for Purchaser the present goodwill and relationship of the Company with its vendors, suppliers, customers and others having business relationships with the Company.

         5.7 PAYMENT AND PERFORMANCE OF OBLIGATIONS. The Shareholders will cause the Company to timely pay and discharge all invoices, bills and other monetary Liabilities.

         5.8 RESTRICTIONS ON SALE OF ASSETS. The Shareholders shall not permit the Company to sell, assign, transfer, lease, sublease, pledge or otherwise encumber or dispose of any of its properties or assets, except for the sale of inventory in the Ordinary Course of Business and at regular prices, except for
(i) the Valley Sale, (ii) the transfer of a building located in Parkers Prairie, Minnesota to George M. Revering at a purchase price equal to the depreciated (net book value) cost of the building, and (iii) the Company's interest in Switch 2000, LLC.

         5.9 PROMPT NOTICE. The Shareholders shall promptly notify Purchaser in writing upon becoming aware of any of the following: (i) any claim, demand or other Proceeding that may be brought, Threatened, asserted or commenced against the Company, its officers or directors; (ii) any changes in the accuracy of the representations and warranties made by Shareholders in this Agreement; (iii) any Injunction or any complaint praying for an Injunction restraining or enjoining the consummation of the transactions contemplated hereby; or (iv) any notice from any Person of its intention to institute an investigation into, or institute a Proceeding to restrain or enjoin the consummation of the transactions contemplated hereby or to nullify or render ineffective this Agreement or such transactions if consummated.

         5.10 CONSENTS. As soon as reasonably practicable and in any event on or before the Date of Closing, the Shareholders will use reasonable efforts to obtain or cause to be obtained all of the consents and approvals of all Persons necessary for the Shareholders to consummate the transactions contemplated hereby, including the consents and approvals listed on SCHEDULE 3.4 hereto.

         5.11 COPIES OF DOCUMENTS. The Shareholders agree that as soon as reasonably possible following the execution hereof, they shall furnish or make available to Purchaser a true, complete and accurate copy of each Operating Contract and any additional Contract listed on SCHEDULE 3.22 hereto.

         5.12 NO SOLICITATION OF OTHER OFFERS. The Shareholders will not, and will not permit their respective representatives, investment bankers, agents and Affiliates to, directly or indirectly, (i) solicit or encourage submission of or any inquiries, proposals or offers by, (ii) participate in any negotiations with, (iii) afford any access to the properties, books or records of the Company to, (iv) accept or approve, or
(v) otherwise assist, facilitate or encourage, or enter into any Contract with, any Person or group (other than Purchaser and its Affiliates, agents and representatives), in connection with any Acquisition Proposal. In addition, the Shareholders will not, and will not permit their respective representatives, investment bankers, agents and Affiliates to, directly or indirectly, make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal made by any Person or group (other than Purchaser). In addition, Shareholders will immediately cease any and all existing activities, discussions or negotiations with any parties with respect to any of the foregoing.

         5.13 ACCOUNTS RECEIVABLE AND PAYABLE. Shareholders shall not cause the Company to accelerate the collection of its accounts receivable or delay the payments of its accounts payable or other Liabilities, in each case arising out of the operation of the Business in a manner which would be inconsistent with past practice.

         5.14 INVENTORY. Shareholders shall cause the Company to maintain the levels of inventory, materials and supplies used in the Business consistent with past practice.

         5.15 INSURANCE. Shareholders shall cause the Company to maintain in full force and effect all insurance coverages for the Company's properties and assets substantially comparable to coverages existing on the date hereof.

         5.16 FILING REPORTS AND MAKING PAYMENTS. Shareholders shall cause the Company to timely file all required reports and notices with each and every applicable Governmental Body and timely make all payments due and owing to each such Governmental Body, including, but not by way of limitation, any filings, notices and/or payments required by reason of the transactions contemplated by this Agreement.

         5.17 CAPITAL EXPENDITURES. Except for stock phones to be leased to customers, the Shareholders shall not permit the Company to make any capital expenditures in excess of $10,000 individually or $25,000 in the aggregate without the Purchaser's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

         5.18 MONTHLY FINANCIALS. Within sixty (60) days of the close of each month after the execution of this Agreement by all parties hereto, the Shareholders shall deliver to Purchaser a consolidated balance sheet and income statement for the Company, RFC and Valley (until the Valley Sale is consummated by a Closing) disclosing the financial position and results of operations of the Company for the preceding month and year-to-date which shall be prepared on a basis consistent with the financial statements identified on SCHEDULE 3.12 hereof and consistent with the prior months and year-to-date financial statements.

         5.19 TITLE REVIEW. As of the Date of Closing, the Purchaser shall have, and in proceeding to close has, reviewed and approved, except for its reasonable objections thereto described in SCHEDULE 5.19 hereof, which shall be prepared at or prior to the Closing and after the execution date of this Agreement, the title commitments and surveys with respect to the condition and status of the parcels of Real Estate listed on SCHEDULE 7.10 hereof. Shareholders shall cure and/or indemnify to the reasonable satisfaction of Purchaser, in accordance with the provisions of Section 7.10 of this Agreement, such reasonable objections to title which Purchaser has designated for such cure under Section 7.10 of this Agreement.

         5.20 LITIGATION. From the date hereof and through the Date of Closing, the Shareholders will notify the Purchaser in writing of any actions or proceedings of the type required to be described in Section 3.7 of this Agreement, that, from the time hereof, are, to the Shareholders' Knowledge, Threatened or commenced against the Company or against any officer, director or employee of the Company relating to the Business or the Company.

         5.21 NOTIFICATION OF INACCURACY. Each Shareholder agrees to promptly notify the Purchaser in writing of any material inaccuracy made by any Shareholder in this Agreement of which such Shareholder becomes aware prior to the Date of Closing and which could result in a Material Adverse Effect with respect to the Company. The Purchaser agrees to promptly notify the Shareholders in writing of any material inaccuracy made by the Purchaser in this Agreement of which the Purchaser becomes aware prior to the Date of Closing and which could result in a Material Adverse Effect with respect to the Purchaser. The foregoing shall not limit the ability of the Shareholders to Supplement the Schedules.

         5.22     VALLEY SALE.

                  (a) The Shareholders shall use reasonable commercial efforts to cause the Company to consummate the Valley Sale by a closing on or prior to the Date of Closing, subject to the rights of the Company to terminate the Valley Sale Stock Purchase Agreement in accordance with the terms thereof and the Company's rights thereunder. The Shareholders shall cause the Company to provide Purchaser with each and every agreement, document, item of due diligence material and all other information regarding the Valley Sale (collectively the "Valley Sale Documents") promptly after each Valley Sale Document is received or delivered by the Company. Upon the Valley Sale Closing Date, those Shareholders who are bound to provide indemnification pursuant to
         Section 9.1 of this Agreement shall execute an agreement with the purchaser of the stock of Valley substantially in the form of the Agreement Regarding Indemnification attached to the Valley Sale Stock Purchase Agreement as Exhibit C, which Agreement Regarding Indemnification shall not be materially modified prior to or after execution thereof without the prior consent of Purchaser, said consent not to be unreasonably withheld, delayed or conditioned.

                  (b) If the Closing and the Valley Sale Closing Date occur in the same calendar year, the Shareholders shall cause the Company to take reasonable commercial efforts at the Shareholders' sole expense to renegotiate the Valley Sale; provided, however, that Shareholders and the Company shall not be required to reorganize the Company to achieve said renegotiation.

                  (c) On or prior to the consummation of the Valley Sale by a Closing, the Company shall collect from Valley the unpaid portion of the management fee customarily paid by Valley to the Company (the "Management Fee") for the period from January 1, 1998, through the Valley Sale Closing Date. The Management Fee paid for calendar year 1998 (and calendar year 1999 if the Valley Sale Closing Date occurs in
         1999) shall not exceed $560,000, prorated on an annualized basis to the Valley Sale Closing Date. The Management Fee for all periods prior to January 1, 1998, has been paid in full. All services provided by the Company to Valley shall cease on the Valley Sale Closing Date except as continued by written agreement approved by Purchaser.

             (d) The following employees of the Company shall voluntarily terminate their employment with the Company as of the Valley Sale Closing Date (the "Valley Employees"): Marlys
         Randall and Tim Jensen. The Valley Employees shall resign their employment with the Company in writing. Such resignation shall not affect such Valley Employees' status as a Qualified
         Employee under Section 11.9 hereof or the applicable Retention Agreement, if the applicable Valley Employee remains employed by Valley or the purchaser of the Valley Stock for the period required by said Valley Employee's Retention Agreement.
         Marlys Randall's resignation may be on a part time basis. Shareholders shall be solely liable for any Liability to the Valley Employees, whether related to the period before or after the Valley Sale Closing Date.

             (e) Prior to the Closing, and prior to any payment of long term debt of the Company with Valley Sale Proceeds, the Company shall use any Valley Sale Proceeds to pay the obligations pursuant to the Deferred Compensation Agreements and the Company's note payable to George M. Revering; provided, however, that the obligation set forth in this Section 5.22(e) shall be limited by the amount of the Company's available Valley Sale Proceeds.

         5.23 EMPLOYMENT MATTERS. The Shareholders shall cause the Company to amend its employee handbook prior to the Closing to delete any references which indicate or suggest that the Company's employees may be terminated only for cause, and to confirm that all its employees are employees at will. The amended handbook shall be provided to Purchaser for its prior approval, which approval shall not be unreasonably withheld, delayed or conditioned.

         5.24 AMENDMENT OF COMPANY 401(k) PLAN. The Company may take the steps necessary to complete, prior to the Closing, an amendment of its 401(k) plan to eliminate the amounts paid pursuant to the Deferred Compensation Agreements and the Retention Agreements from the amounts which are considered when determining the Company's obligation to contribute to the 401(k) plan. If the Company does not so amend its 401(k) plan, the adjustments to the Purchase Price for the Employee Retention Amount and the Deferred Compensation Amount shall be increased by the amount the Company is required to contribute to its 401(k) plan in respect of the Employee Retention Amount and the Deferred Compensation Amount, respectively.

ARTICLE 6: MUTUAL COVENANTS AND CONDITIONS PRECEDENT TO OBLIGATIONS

         Unless waived in writing by the parties, each and every obligation of Purchaser and Shareholders to be performed at the Closing shall be subject to the satisfaction at or prior thereto of each and all of the following conditions precedent:

         6.1 PROCEEDINGS. There being no (i) Proceedings which have been brought, asserted, commenced or Threatened against the Purchaser, the Company and/or the Shareholders by any Person involving or affecting in any way the Purchaser's, the Company's or, the Shareholders' consummation of the transactions contemplated hereby, or (ii) Applicable Laws restraining or enjoining or which may reasonably be expected to nullify or render ineffective this Agreement or the consummation of the transactions contemplated hereby or which otherwise could reasonably be expected to have a Material Adverse Effect on the Company.

         6.2 CONSENTS AND APPROVALS. Purchaser and the Shareholders shall have received evidence, in form and substance reasonably satisfactory to counsel for Purchaser and the Shareholders, that all material consents, waivers, releases, authorizations, approvals, licenses, certificates, permits and franchises of all Persons (including each and every Governmental Authority) as may be necessary to consummate the transactions contemplated by this Agreement and for the Purchaser to carry on and continue the operations of the Company as they are now conducted have been obtained. All consents of the FCC shall be by Final Order; provided, however, that if Purchaser and the Shareholders waive the condition of FCC consent by Final Order, the parties shall consider FCC consent without Final Order sufficient to proceed to Closing according to the other terms of this Agreement. "FINAL ORDER" means an action or decision of the FCC as to which (i) no request for a stay is pending, no stay is in effect, and any deadline for filing such request that may be designated by statute or regulation has passed,
(ii) no petition for rehearing or reconsideration or application for review is pending and the time for the filing of such petition or application has passed,
(iii) the FCC does not have the action or decision under reconsideration on its own motion and the time within which it may effect such reconsideration has passed and (iv) no judicial appeal is pending or in effect and any deadline for filing any such appeal that may be designated by statute or rule has passed.

         6.3 VALLEY SALE. The closing of the Valley Sale shall have been consummated by a closing.

         ARTICLE 7: CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

         Unless waived by Purchaser in writing, or deemed waived pursuant to the terms of Section 7.9 and/or 7.10, each and every obligation of Purchaser to be performed at the Closing shall be subject to the satisfaction at or prior thereto of each and all of the following conditions precedent:

         7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Shareholders in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Shareholders pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing with the same force and effect as though such representations and warranties had been made or given at and as of the Closing.

         7.2 COMPLIANCE WITH COVENANTS AND AGREEMENTS. The Shareholders shall have performed and complied with all of their covenants, agreements and obligations under this Agreement which are to be performed or complied with by them at or prior to the Closing, including the execution and/or delivery of the documents, instruments and agreements specified in Section 10.2 hereof or in such documents, instruments and agreements, all of which shall be reasonably satisfactory in form and substance to counsel for Purchaser.

         7.3 NO MATERIAL ADVERSE CHANGE. As of the Date of Closing, nothing shall have occurred which, in the reasonable judgment of Purchaser could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

         7.4 APPROVAL BY COUNSEL. All actions, proceedings, instruments and documents required of Shareholders to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for Purchaser, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.

         7.5 LEGAL OPINION. The Purchaser shall have received one or more opinions from the counsel for the Shareholders and the Company, dated as of the Date of Closing, in form and substance satisfactory to the Purchaser in Purchaser's reasonable commercial discretion.

         7.6 RESIGNATION OF DIRECTORS AND OFFICERS. All directors and officers of the Company whose resignations have been requested by the Purchaser shall have been submitted or shall have been removed effective as of the Date of Closing.

         7.7 CORPORATE ACTION. Purchaser shall have received (a) a certificate of the Secretary of the Company as to the incumbency and signatures of the officers and directors, and (b) a good standing certificate of existence from the State of Minnesota for the Company.

         7.8  [THIS SECTION INTENTIONALLY OMITTED.]

         7.9 ENVIRONMENTAL AUDIT. Subject to the other provisions contained in this Section, the Shareholders shall permit Purchaser or any reasonably qualified environmental consultant designated by Purchaser (the "ENVIRONMENTAL AUDIT FIRM") to conduct a Phase I environmental audit, and, if reasonably determined by the Purchaser to be necessary, a Phase II environmental audit (collectively, the "AUDIT") of the Real Estate prior to Closing. Beginning immediately after the execution hereof, the Environmental Audit Firm shall have full and free access to the Real Estate during normal business hours, upon reasonable notice; provided, however, that neither Purchaser nor the Environmental Audit Firm shall unreasonably interfere with the normal business operations of the Company. The Audit shall be completed as soon as practicable and Purchaser shall, promptly upon receipt, furnish the Shareholders with a copy of all written reports relating to the Audit provided by the Environmental Audit Firm. In the event a written report is not requested or the report is given orally, the Company shall have the right to request and receive a written report and to obtain an oral report from the Environmental Audit Firm. Purchaser shall pay all fees and expenses of the Environmental Audit Firm. The Purchaser shall indemnify and hold the Company harmless from, against and in respect of any and all property damage caused by the Environmental Audit Firm. Purchaser shall be allowed twenty (20) days after receipt of the final written or oral report related to the Audit for the examination thereof and the making and delivery of any written objections to the condition of the Real Estate to the Shareholders in accordance with the notice provisions of this Agreement; provided, however, that any such objections may be made only if the Audit discloses facts or conditions (i) that purportedly violate any Applicable Laws in any material respect, (ii) which could reasonably be expected to have a Material Adverse Effect on the Company, or (iii) that are inconsistent in any material respect with the representations and warranties of Shareholders set forth herein. If no such written objections are made by the Purchaser within such twenty (20) day period, the Audit in its entirety, shall be incorporated to the Schedules and Purchaser shall accept any conditions disclosed in the Audit "as-is." If any such written objections are made by Purchaser within said twenty (20) day period, Shareholders shall use commercially reasonable efforts, at their sole cost and expense, to cure said objections on or before December 31, 1998; provided, however, that Shareholders shall have no obligation to cure or attempt to cure (i) the objections as to any one (1) parcel of Real Estate if the cost of the cure as to that parcel exceeds $50,000 or (ii) any objections whatsoever if the aggregate cost of cure for all Real Estate exceeds $200,000, all as reasonably estimated by the Environmental Audit Firm. If the objections are not cured or curable within said period, the parties shall attempt to negotiate a mutually acceptable arrangement regarding the cure of the objections to the conditions of the Real Estate for a period of twenty (20) days after December 31, 1998. If the objections to the condition of the Real Estate are not cured, or curable, or reasonable arrangements made with regard to such cure, on or before January 20, 1999, then Purchaser shall have the right for a period of ten (10) business days after January 20, 1999 to terminate this Agreement by giving written notice of termination to Shareholders. In the event Purchaser elects to terminate this Agreement pursuant to this Section 7.9, such termination shall be without liability or any further obligation of the Shareholders to Purchaser unless Shareholders have made a deliberately false or misleading warranty or representation with respect to one or more of the conditions to which Purchaser objected. If Purchaser does not exercise its right to terminate pursuant to this Section
7.9, the Audit in its entirety, shall be incorporated to the Schedules and Purchaser shall accept such conditions "as-is."

         7.10     TITLE MATTERS; SURVEYS.

                  (a) As soon as practicable following the execution hereof, Shareholders shall provide to Purchaser A.L.T.A. Form 1992 title insurance commitments from a title insurance company reasonably acceptable to Purchaser for each parcel of Real Estate listed on
         SCHEDULE 7.10 agreeing to insure title of owner or tenant, as the case may be, in amounts reasonably satisfactory to Purchaser for each such parcel with standard exceptions waived, together with copies of all documents mentioned in said title insurance commitments. In each case, the amounts purchased shall be increased as necessary to comply with co-insurance provisions of the policies or to qualify for waivers or "agreed-amount" endorsements. Shareholders also agree to procure for Purchaser Owner's or Leasehold Owner's policies of title insurance, as applicable, on A.L.T.A. Form 1992 for each parcel of Real Estate listed on SCHEDULE 7.10. Shareholders shall bear the cost of obtaining the title insurance commitments and Purchaser shall pay the cost of the title insurance policies. The policies shall include waivers of the co-insurance clause reasonably acceptable to Purchaser. Purchaser shall be allowed twenty (20) days after receipt of complete commitments (including copies of documents mentioned therein and surveys relating thereto, if applicable) for the examination thereof and the making and delivering of any written objections to the marketability of title. Any such written objection shall be listed on SCHEDULE 5.19 prepared by Purchaser at or prior to Closing. If no title objections are made within such period, such objections shall be deemed to have been waived by Purchaser. If any written objections to the marketability of title to any parcel of Real Estate listed on SCHEDULE 7.10 are made by Purchaser within said twenty (20) day period, Shareholders shall use commercially reasonable efforts, at their sole cost and expense, to cure said marketable title objections within thirty (30) days after said objections have been raised. If title to the Real Estate is not made marketable to Purchaser's reasonable satisfaction within such thirty (30) day period then Purchaser shall have the right for a period of ten (10) business days to terminate this Agreement by giving written notice of termination to Shareholders. If the Purchaser does not exercise its right to terminate, Purchaser shall be deemed to have waived uncured objections to the marketability of title disclosed by the title insurance commitments.

                  (b) Shareholders shall provide, at their expense, as-built surveys of each parcel of Real Estate listed in SCHEDULE 7.10 in accordance with requirements previously delivered to counsel for the Shareholders. Purchaser shall have the right to make written objections to title based upon any such survey within twenty (20) days after delivery of a copy of the survey to Purchaser, and any such objections to title shall be treated in the same manner as objections to title pursuant to Section 7.10(a) of this Agreement.

         7.11 PENDING FCC APPLICATION. The FCC shall have approved by Final Order the Company's currently pending Phase 2 Cellular Application to serve unserved areas in South Dakota, RSA 4.

         7.12 DUE DILIGENCE. Purchaser shall be reasonably satisfied with its investigation of the Company and the Business. This condition precedent shall be deemed to be waived by Purchaser unless Purchaser provides to the Shareholders a written notice terminating this Agreement due to Purchaser's reasonable objections to the condition of the Company or the Business on or before November 1, 1998.

          ARTICLE 8: CONDITIONS PRECEDENT TO SHAREHOLDERS' OBLIGATIONS

         Unless waived by Shareholders in writing, each and every obligation of Shareholders to be performed at the Closing shall be subject to the satisfaction at or prior thereto of each and all of the following conditions precedent:

         8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Purchaser in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Purchaser pursuant to this Agreement, shall be true and correct in all material respects at and as of the Closing with the same force and effect as though such representations and warranties had been made or given at and as of the Closing.

         8.2 COMPLIANCE WITH COVENANTS AND AGREEMENTS. Purchaser shall have performed and complied with all of its covenants, agreements and obligations under this Agreement which are to be performed or complied with by it at or prior to the Closing, including the execution and/or delivery of the documents, instruments and agreements specified in Section 10.3 hereof or in such documents, instruments and agreements, all of which shall be reasonably satisfactory in form and substance to counsel for Shareholders.

         8.3 APPROVAL BY COUNSEL. All actions, proceedings, instruments and documents required of Purchaser to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been reasonably satisfactory to and approved by counsel for Shareholders, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.

         8.4 LEGAL OPINION. The Shareholders shall have received an opinion from the counsel for the Purchaser, dated as of the Date of Closing, in form and substance satisfactory to the Shareholders in the Shareholders' reasonable commercial discretion.

         8.5 DELIVERY OF PURCHASE PRICE AND OTHER CONSIDERATION. Purchaser shall have delivered to the Shareholders, against receipt of the certificates for the Stock, the Purchase Price to be paid on the date of Closing determined in accordance with Section 2.3.

         8.6 PENDING FCC APPLICATION. The FCC shall have approved by Final Order the matters described in Section 7.11 hereof.

         ARTICLE 9: INDEMNIFICATION

         9.1 INDEMNIFICATION BY CERTAIN SHAREHOLDERS. George M. Revering, Joyce Revering and the George M. Revering Irrevocable Trust U/A dated July 22, 1996 jointly and severally covenant and agree to indemnify and hold Purchaser, its officers, directors, employees, affiliates, shareholders and agents, and each of their respective heirs, personal representatives, successors and assigns, harmless from, against and in respect of any and all losses, costs, expenses (including without limitation, reasonable attorneys' fees and disbursements of counsel), Liabilities, damages, fines, penalties, charges, assessments, judgments, settlements, claims, causes of action and other obligations of any nature whatsoever excluding from the foregoing, however, incidental or consequential (including lost profits) or special damages of such

Persons incurred directly, as opposed to such damages arising from a third-party claim (individually a "Loss" and collectively "LOSSES") that any of them may at any time, directly or indirectly, suffer, sustain, incur or become subject to, arising out of, based upon or resulting from or on account of each of the following:

                  (a) the breach or falsity of any representation or warranty made by Shareholders in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Shareholders pursuant hereto and thereto; provided, however, that Shareholders shall not be required to provide such indemnification for the breach or falsity of any such representation or warranty (other than representations or warranties contained in Sections 3.2, 3.5 or
         3.9 hereof) unless and until Purchaser, its officers, directors, employees, affiliates and shareholders shall have sustained cumulative Losses as a result of one or more such breaches or falsities of at least One Hundred Twenty-five Thousand and 00/100 Dollars ($125,000.00) (the "Basket Amount"). Once the aggregate of Losses exceeds the Basket Amount, Shareholders shall provide indemnification for all Losses sustained as a result of such breach(es) or falsity(ies) in excess of the Basket Amount; or

                  (b) the breach of any covenant or agreement made by Shareholders in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Shareholders pursuant hereto or thereto; or

                  (c) any Loss which is related in any way to Valley, the operation of Valley's business or to the Valley Sale; or

                  (d) any Loss which relates to a claim by an employee of the Company (i) that their employment was wrongfully terminated without cause, whether before, on or after the Date of Closing, and said claim is based, in whole or in part, on the Company's employee handbook as it existed on the date of this Agreement (provided, that the loss so indemnified shall be only to the extent determined to have been incurred as a result of the contents of the employee handbook); (ii) for matters arising out of acts or omissions of the Company or the Shareholders occurring prior to the Date of Closing; (iii) or for any claim pursuant to a Retention Agreement, which exceeds the retention bonus paid to such employee pursuant to their Retention Agreement.

         9.2 INDEMNIFICATION BY PURCHASER. Purchaser covenants and agrees to defend, indemnify and hold Shareholders, and each of their respective heirs, personal representatives, successors and assigns, harmless from, against and in respect of any and all Losses that any of them may at any time, directly or indirectly, suffer, sustain, incur or become subject to, arising out of, based upon or resulting from or on account of each or both of the following:

                  (a) the breach or falsity of any representation or warranty made by Purchaser in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Purchaser pursuant hereto and thereto; or

       (b) the breach of any covenant or agreement made by Purchaser in this Agreement, including the documents, instruments and agreements to be executed and/or delivered by Purchaser pursuant hereto or thereto; or

       (c) any Loss arising from the performance of the Audit described in Section 7.9 hereof.

         9.3 PROCEDURE FOR INDEMNIFICATION. In the event a party intends to seek indemnification pursuant to the provisions of Sections 9.1 or 9.2 hereof (the "INDEMNIFIED PARTY"), the Indemnified Party shall promptly give notice hereunder to the other party (the "INDEMNIFYING PARTY") after obtaining written notice of any claim, investigation, or the service of a summons or other initial or continuing legal or administrative process or Proceeding in any action instituted against the Indemnified Party as to which recovery or other action may be sought against the Indemnified Party because of the indemnification provided for in Section 9.1 or 9.2 hereof, and, if such indemnity shall arise from the claim of a third party, the Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from such claim; PROVIDED, HOWEVER, that the Indemnified Party shall not be required to permit such an assumption of the defense of any claim or Proceeding which, if not first paid, discharged or otherwise complied with, would with substantial certainty result in a material interruption or disruption of the business of the Indemnified Party, taken as a whole, or any material part thereof. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of the Indemnified Party to give such notice (or by delay by the Indemnified Party in giving such notice) unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such claim or action by a third party within twenty (20) days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to defend such claim or action.

         If the Indemnifying Party assumes the defense of such claim, investigation or Proceeding resulting therefrom, the obligations of the Indemnifying Party hereunder as to such claim, investigation or Proceeding shall include taking all steps necessary in the defense or settlement of such claim, investigation or Proceeding and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment entered in connection with such claim, investigation or Proceeding, except where, and only to the extent that, the Indemnifying Party has been prejudiced by the actions or omissions of the Indemnified Party. The Indemnifying Party shall not, in the defense of such claim or any Proceeding resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned) or enter into any settlement (except with the written consent of the Indemnified Party)(which consent shall not be unreasonably withheld, delayed or conditioned) unless (i) there is no finding or admission of any violation of law and no material effect on any claims that could reasonably be expected to be made against the Indemnified Party (ii) the sole relief provided is monetary damages that are paid in full for Losses which are applied against the BASKET AMOUNT and (iii) the settlement shall include the giving by the claimant or the plaintiff to the Indemnified Party a release from all Liability in respect to such claim or litigation.

         If the Indemnifying Party assumes the defense of such claim, investigation or Proceeding resulting therefrom, the Indemnified Party shall be entitled to participate in the defense of the claim, but solely by observation and comment to the Indemnifying Party, and the counsel selected by the Indemnified Party shall not appear on its behalf in any Proceeding arising hereunder. The Indemnified Party shall bear the fees and expenses of any additional counsel retained by it to participate in its defense unless any of the following shall apply: (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party; or (ii) the Indemnifying Party's legal counsel shall advise the Indemnifying Party in writing, with a copy to the Indemnified Party, that there is a conflict of interest that would make it inappropriate under applicable standards of professional conduct to have common counsel. If clause (i) or (ii) in the immediately preceding sentence is applicable, then the Indemnified Party may employ separate counsel at the expense of the Indemnifying Party to represent the Indemnified Party, but in no event shall the Indemnifying Party be obligated to pay the costs and expenses of more than one such separate counsel for any one complaint, claim, action or Proceeding in any one jurisdiction.

         If the Indemnifying Party does not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from the Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it reasonably deems appropriate, and unless the Indemnifying Party shall deposit with the Indemnified Party a sum equivalent to the total amount demanded in such claim or litigation plus the Indemnified Party's estimate of the cost (including attorneys' fees) of defending the same, the Indemnified Party may settle such claim or Proceeding on such terms as it may reasonably deem appropriate and the Indemnifying Party shall, subject to its defenses and the applicability of any remaining threshold loss amount provided for in Section 9.1(a) hereof, promptly reimburse the Indemnified Party for the amount of such settlement and for all reasonable costs (including attorneys' fees), expenses and damages incurred by the Indemnified Party in connection with the defense against or settlement of such claim, investigation or litigation, or if any such claim or litigation is not so settled, the Indemnifying Party shall, subject to its defenses and the applicability of any remaining BASKET AMOUNT provided for in Section 9.1(a) hereof, promptly reimburse the Indemnified Party for the amount of any final nonappealable judgment rendered with respect to any claim by a third party in such litigation and for all costs (including attorneys' fees), expenses and damage incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

         Any Loss under this Article 9: (a) shall be computed net of (x) any actual income tax benefit resulting therefrom to the Indemnified Party and (y) any insurance coverage with respect thereto, (b) shall be increased to the extent necessary to indemnify and hold harmless the Indemnified Party from any actual amount of Liability for Taxes incurred and paid which is attributable to a previous income tax deduction which is disallowed or the receipt of the indemnity payment with respect to such claim; provided, further, that, in all cases, the timing of the receipt or realization of any insurance proceeds or income tax benefits shall be taken into account in determining the amount of reduction of claims, (c) shall be based upon the actual dollar amount of the proposed Loss, without use of any multiplier, and (d) except for Losses related to title to the Stock or to Taxes shall be limited to and shall not exceed in the aggregate for all Losses, one-half (1/2) of the Purchase Price.

         Each party shall cooperate in good faith and in all respects with each Indemnifying Party and its representatives (including without limitation its counsel) in the investigation, negotiation, settlement, trial and/or defense of any Proceedings (and any appeal arising therefrom) or any claim. The parties shall cooperate with the other in any notifications to and information requests of any insurers. No individual representative of any Person, or their respective Affiliates shall be personally liable for any Loss under this Agreement, except as specifically agreed to by said individual representative.

         9.4 DISPUTE RESOLUTION In the event a dispute arises under this Agreement, except with respect TO SECTION 2.5, such disputes shall be resolved in the manner set forth in this SECTION 9.4.

                  (a) If a dispute arises under this Agreement, including any question regarding the existence, validity, interpretation or termination hereof, which is not described as an exception in this
         SECTION 9.4, Purchaser and the Shareholders may invoke the dispute resolution procedure set forth in this SECTION 9.4 by giving written notice to the other party. The parties shall enter into discussions concerning this dispute. If the dispute is not resolved as a result of such discussion in ten (10) days, an attempt will be made to resolve the matter by a formal nonbinding mediation with an independent neutral mediator agreed to by the parties. If the parties cannot agree on a mediator within a period of ten (10) days after expiration of the ten
         (10) day period for resolution by discussion, then either party may apply to any court of competent jurisdiction for appointment of a mediator, which appointment shall be binding and nonappealable. Upon commencement of the mediation process, the parties shall promptly communicate with respect to a procedure and schedule for the conduct of the proceeding and for the exchange of documents and other information related to the dispute. The mediation process shall be deemed ended if the dispute has not been resolved within thirty (30) days after appointment of the mediator.

                  (b) All claims, disputes or other matters in question between the parties to this Agreement arising out of or relating to this Agreement which are not resolved by mediation in accordance with
         SECTION 9.4(a) within thirty (30) days after appointment of mediator shall be submitted for, subject to and decided by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association currently in effect as of the date of this Agreement ("AAA Rules"), except to the extent those rules are inconsistent with this SECTION 9.4. Any arbitration must be held in Minneapolis, Minnesota by a single arbitrator mutually selected by the parties hereto or, if the parties hereto cannot agree on the appointment of such arbitrator within ten (10) days following the date notice of the dispute is given by a party to the adverse party, an arbitrator selected according to the AAA Rules. The arbitrator's award shall be final, conclusive and binding upon all parties to this Agreement, and judgment may be entered upon it in accordance with the Federal Arbitration Act any court of general jurisdiction in Minnesota, or in any United States District Court having jurisdiction in Minnesota. The arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings (unless otherwise agreed to by the parties), with such record constituting the official transcript of such proceedings. Shareholders and Purchaser specifically desire this Arbitration clause to be governed by the United States Federal Arbitration Act, and not by the arbitration laws of any state.

                  (c) Shareholders and Purchaser agree and consent that any legal action, suit or proceeding seeking to enforce this Section 9.4 or to confirm or contest any arbitration award shall be instituted and adjudicated solely and exclusively in any court of general jurisdiction in Minnesota, or in the United States District Court having jurisdiction in Minnesota and Shareholders and Purchaser agree that venue will be proper in such courts and waive any objection which they may have now or hereafter to the venue of any such suit, action or proceeding in such courts, and irrevocably consents and agrees to the jurisdiction of said courts in any such suit, action or proceeding. Shareholders and Purchaser further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in said courts, and also agree that service of process or notice upon them shall be deemed in every respect effective service of process or notice upon them, in any suit, action, proceeding or arbitration demand, if given or made: (i) according to applicable law; (ii) according to the AAA Rules; (iii) by a person over the age of eighteen who personally serves such notice or service of process on Shareholders or Purchaser, as the case may be; or (iv) by certified mail, return receipt requested, mailed to Shareholders or Purchaser, as the case may be, at their respective addresses set forth in this Agreement.

                  (d) In the event of arbitration filed or instituted between the parties pursuant to this Section 9.4, the prevailing party will be entitled to receive from the adverse party all costs, damages and expenses, including reasonable attorney's fees, incurred by the prevailing party in connection with that action or proceeding whether or not the controversy is reduced to judgment or award. The prevailing party will be that party who is determined by the arbitrator to have prevailed on the major disputed issues.

                               ARTICLE 10: CLOSING

         10.1 DATE OF CLOSING. Subject to the satisfaction or waiver of the conditions precedent contained in Articles 6, 7 and 8 hereof, the closing of the transactions contemplated by this Agreement (the "CLOSING") shall be held at a mutually agreed upon time on the first day of the month which is at least ten
(10) business days after (i) all consents and approvals required to consummate the transactions contemplated hereby have been received from the FCC and (ii) all other conditions to the Closing have been duly satisfied or waived in writing, at the offices of Moss & Barnett, A Professional Association, 4800 Norwest Center, 90 South Seventh Street, Minneapolis, Minnesota, 55402, and shall be as of the opening of business on such day. Such date is referred to in this Agreement as the "DATE OF CLOSING."

         10.2 DOCUMENTS TO BE DELIVERED BY SHAREHOLDERS. At the Closing, Shareholders shall execute, where necessary or appropriate, and deliver to Purchaser each and all of the following:

                  (a) A certificate in the form of Exhibit C hereto signed by Shareholders, and dated as of the Date of Closing, to the effect that the representations and warranties made by Shareholders in this Agreement (as modified by the Schedules and any Supplements) and in any document, instrument and/or agreement to be executed and/or delivered by Shareholders pursuant to this Agreement are true and correct in all material respects at and as of the Closing and Shareholders have performed and complied with all of their covenants, agreements and obligations under this Agreement which are to be performed and complied with by Shareholders at or prior to the Closing;

                  (b) The certificates evidencing the Stock duly endorsed by the Shareholders in blank or accompanied by assignments separate from certificate duly endorsed in blank;

                  (c) The minute book and stock book for the Company, RFC, GLCLP and Glacial DBS;

                  (d) If there have been any improvements constructed or repairs of existing improvements made with respect to any parcel of Real Estate within the last six months, or if any work has been done or labor or materials furnished with respect to any parcel of Real Estate, the Shareholders agree to deliver, and to cause the Company to deliver, to Purchaser on or prior to the Date of Closing such affidavits and other documents, including lien waivers for any such work in a form sufficient to permit the title company issuing the title insurance policy called for hereunder to delete all mechanic's liens exceptions;

                  (e) The Company's Affidavits for each parcel of Real Estate in a form sufficient to permit the title insurance company to delete the exceptions to title relating to parties in possession;

                  (f) Any other document or certificate that the title insurance company may reasonably require to issue the title insurance policies on the Real Estate in the form required by Section 7.10(a) hereof;

                  (g) Duly executed written opinion letters by Briggs and Morgan, Professional Association, counsel for Shareholders and the Company, and by the Company's counsel for FCC matters dated as of the Date of Closing, addressed to Purchaser and its lenders, as contemplated by Section 7.5 of this Agreement;

                  (h) Duly executed resignations of all of the officers and directors of the Company, and the resignations as employees of George
         M. Revering and Joyce C. Revering, all effective as of the Date of Closing;

                  (i) A Mutual Release in the form of Exhibit D hereto duly executed by the Shareholders (the "Release");

                       (i)      [THIS SUBSECTION INTENTIONALLY OMITTED.]

                  (k) A Satisfaction of Debt in the form of Exhibit E to this Agreement executed by each of Jim Jung, C. Max Tite, Susan Tite, William O. Chase and Bill Randall with respect to their respective Deferred Compensation Agreements.

                  (l) Assignment, Assumption and Consent Agreements in the form of Exhibit F regarding the Company's debts to Jim Jung and the Jung Girls Partnership, whereby George M. Revering assumes the Company's debts to Jim Jung and the Jung Girls Partnership and the Company is released from any Liability with respect to such debts;

                  (m) Such other documents and items as are reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby or which may be customary under local law; and

                  (n)      [THIS SUBSECTION INTENTIONALLY OMITTED.]

                  (o) A certificate of the trustee(s) of the George M. Revering Irrevocable Trust in the form of Exhibit G to this Agreement.

         10.3 DOCUMENTS TO BE DELIVERED BY PURCHASER. At the Closing, Purchaser shall execute, where necessary or appropriate, and deliver to Shareholders each and all of the following:

                  (a) Payment of the Purchase Price by the method and determined in accordance with Section 2.3 hereof;

                  (b) A certificate in the form of Exhibit H hereto signed by a duly authorized officer of Purchaser, and dated as of the Date of Closing, to the effect that the representations and warranties made by Purchaser in this Agreement and in any document, instrument and/or agreement to be executed and/or delivered by Purchaser pursuant to this Agreement are true and correct in all material respects at and as of the Closing and the Purchaser has performed and complied with all of its covenants, agreements and obligations under this Agreement which are to be performed and complied with by Purchaser on or prior to the Closing;

                  (c) A copy certified by the Secretary of Purchaser of the duly adopted resolutions of the Board of Directors of Purchaser approving this Agreement and authorizing the execution and delivery of this Agreement, including the documents, instruments and agreements to be executed and/or delivered by the Purchaser pursuant hereto, and the consummation of the transactions contemplated hereby and thereby;

                  (d) A duly executed written opinion letter by Moss & Barnett, a Professional Association, counsel for Purchaser, dated as of the Date of Closing, addressed to the Shareholders, as contemplated by Section
         8.4 of this Agreement;

               (e) The Release duly executed by the Purchaser and the Company;
         and

               (f) Such other documents and items as are reasonably necessary or appropriate to effect the consummation of the transactions contemplated hereby or which may be customary under local law.

         ARTICLE 11: PERFORMANCE FOLLOWING THE DATE OF CLOSING

         The following covenants and agreements are to be performed after the Closing by the parties and shall continue in effect for the periods respectively indicated or, where no indication is made, until performed:

         11.1 FURTHER ACTS AND ASSURANCES. The parties agree that, at any time and from time to time, on and after the Date of Closing, upon the reasonable request of the other party, they will do or cause to be done all such further acts and things and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all papers, documents, instruments, agreements, assignments, transfers, assurances and conveyances as may be necessary or desirable to carry out and give effect to the provisions and intent of this Agreement. In addition, from and after the Date of Closing, the Purchaser will afford to the Shareholders and their attorneys, accountants and other representatives access, during normal business hours, to such personnel, books and records relating to the Company as may reasonably be required in connection with the preparation of financial information or the filing of Tax Returns and will cooperate in all reasonable respects in connection with claims and Proceeding asserted by or against third parties, relating to or arising from the transactions contemplated hereby.

         11.2 NON-COMPETITION AGREEMENT. During the period of thirty-six months (36) months from and after the Date of Closing, George M. Revering covenants and agrees that he will not, without the Purchaser's prior written consent, directly or indirectly, or individually or collectively within the States of Minnesota and South Dakota lend any material credit, advice or assistance, or engage in any activity or act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder other than as a less than five percent (5%) shareholder of a publicly traded corporation, officer, director (other than as a director of Purchaser, Midwest Telephone and other Persons with whom Mr. Revering is presently affiliated), trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise for the purpose of establishing, operating or managing any business or entity that is engaged in activities competitive with the present Business of the Company.

         11.3  NON-SOLICITATION AGREEMENT. During the period of thirty-six
(36) months from and after the Date of Closing, George M. Revering covenants and agrees that he will not, whether for his own account or for the account of any other Person, directly or indirectly interfere with the Company's relationship with or endeavor to divert or entice away from the Company any Person who or which at any time during the term of the Shareholders' prior employment by or affiliation with the Company is an employee, vendor, supplier or customer of the Company. The foregoing shall not apply to (i) employees, vendors, suppliers or customers who do not, at the time of any solicitation, have a relationship with the Company in such capacity; (ii) the services of William O. Chase for the purpose of providing financial and accounting services on behalf of the Shareholders or Payment Agent in connection with the preparation of the Closing Balance Sheet or other requirements of this Agreement; or (iii) any Revering family member.

         11.4 CONFIDENTIAL INFORMATION. The Shareholders understand and agree that the Business of the Company is based upon specialized work and that as officers, directors, employees or shareholders of the Company they received, had access to and/or contributed to Confidential Information. Except as may be necessary or desirable (i) for defense of a Loss or conducting or participating in a proceeding in accordance with Sections 9.1,
9.3 or 9.4 hereof, (ii) in enforcing a Shareholder's rights under this Agreement, (iii) for the purpose of filing any report with any Governmental Body, (iv) in connection with advice sought from an attorney, accountant or similar professional, or (v) in connection with their continued individual employment by the Company or employment by or position with Purchaser, the Shareholders agree that at all times from and after the Date of Closing, they shall keep secret all such Confidential Information and that they will not directly or indirectly Use or Disclose the same to any Person without first obtaining the written consent of the Purchaser. At any time the Purchaser may so request, the Shareholders shall turn over to the Purchaser all Confidential Information compiled by or delivered to the Shareholders, including copies thereof, in their possession, it being agreed that the same and all information contained therein are at all times the exclusive property of the Company.

         11.5 REASONABLENESS OF COVENANTS. The Shareholders acknowledge and agree that the geographic scope and period of duration of the restrictive covenants contained in Sections 11.2, 11.3 and 11.4 of this Agreement are both fair and reasonable and that the interests sought to be protected by the Purchaser and Company are legitimate business interests entitled to be protected. The Shareholders further acknowledge and agree that the Purchaser would not have purchased the Shareholders' Stock in the Company pursuant to this Agreement unless the Shareholders agreed to the covenants contained in such Sections.

         11.6 INJUNCTIVE RELIEF. The parties agree that the remedy of damages at law for the breach by any party of any of the covenants contained in Sections 11.2, 11.3, 11.4 or 11.9 is an inadequate remedy. In recognition of the irreparable harm that a violation by the Company or either party of any of the covenants, agreements or obligations arising under Sections 11.2, 11.3, 11.4 or 11.9 would cause the Company or the other party, each party agrees that in addition to any other remedies or relief afforded by law, an Injunction against an actual or threatened violation or violations may be issued against them and every other Person concerned thereby, it being the understanding of the parties that both damages and Injunction shall be proper modes of relief and are not to be considered alternative remedies.

         11.7 BLUE PENCIL DOCTRINE. In the event that any of the restrictive covenants contained in this Article shall be found by a court of competent jurisdiction to be unreasonable by reason of its extending for too great a period of time or over too great a geographic area or by reason of its being too extensive in any other respect, then such restrictive covenant shall be deemed modified to the minimum extent necessary to make it reasonable and enforceable under the circumstances.

         11.8 NAME OF COMPANY. The Shareholders, their successors and assigns, have the right to use the name, "Revering Group."

         11.9  EMPLOYEE RETENTION.

               (a) The Purchaser shall employ, or cause the Company to continue the employment of all employees of the Company who are listed on SCHEDULE 11.9 of this Agreement who continue to be employees of the Company as of the Date of Closing (other than George M. Revering, Joyce
         C. Revering or Marvin Vogelgesang) without interruption after the Date of Closing until three (3) months to the day after the Date of Closing (the "Transition Period").

               (b) Marvin Vogelgesang and any other employee of the Company listed on SCHEDULE 11.9 who meets the requirements set forth in their applicable retention/transition letter (the "Retention Agreements") executed with the Company (a "Qualified Employee") shall be paid a retention bonus in accordance and in the amount provided by with the terms of the applicable Retention Agreement. Whether such requirements are met shall be determined in the reasonable discretion of the Shareholders, based on the terms of the Retention Agreements. The employee retention amount (the "Employee Retention Amount") is equal to all amounts paid by the Company pursuant to the Retention Agreements for the nine (9) month retention payment obligation and all of the Company's other expenses related to said payments as set forth in SCHEDULE 11.9. The portion, if any, of the Employee
         Retention Amount not paid by the Company to Qualified Employees shall be paid to the Shareholders by Purchaser after the liability for Employee Retention Amount payments has been finally determined.

               (c) Notwithstanding the foregoing, the Company from and after the Date of Closing, and without triggering an obligation pursuant to any Retention Agreement, may terminate the employment of Company employees for objective occurrences constituting "cause," according to the normal employment policies and practices of Purchaser or the Company for all employees similarly situated. Notwithstanding any provision in this Agreement to the contrary, all Company employees shall remain at-will employees of the Company. Except for reasonable changes in duties, all Company employees, except for Marvin Vogelgesang and the Valley Employees, shall continue to be employed by the Company during the Transition Period on substantially the same terms and conditions as they are employed by the Company as of the Date of Closing. Purchaser shall cause the Company to provide the Company's employees the Benefit Plans and other employee benefits that are provided to Purchaser's employees from time to time; provided, however, that Purchaser may choose to continue the Company's 401(k) plan, as amended, after the Closing in lieu of providing Purchaser's 401(k) plan to the Company's employees. Purchaser shall credit all Company employees, for the purpose of medical, dental, health and life insurance, Purchaser's 401(k) plan, and paid time off with all of their prior service/employment time with the Company. Nothing in this Section
         11.9 is intended to create, or shall create or confer, any rights or remedies upon any Person other than the Purchaser or the Shareholders and their respective successors and assigns, nor shall this Section
         11.9 create any right of employment for any employee of the Company. The Shareholders shall have the right to seek an Injunction, without the necessity of posting bond, to cause the Company and the Purchaser to comply with the provisions of this Section.

         11.10 TAX MATTERS. The following provisions shall govern the allocation of responsibility as between the Purchaser and each Shareholder for certain tax matters following the Date of Closing:

               (a) TAX PERIODS BEGINNING BEFORE AND ENDING ON OR BEFORE THE
         DATE OF CLOSING. The Shareholders shall prepare or cause to be prepared and file or cause to be filed any federal or state income Tax Returns of the Company for Tax periods which begin before the Date of Closing and end on or before the Date of Closing. The Shareholders shall permit the Purchaser to review and comment upon each such Tax Return described in the preceding sentence prior to filing. Purchaser shall cause a Company officer to sign the Tax Returns prepared by the Shareholders.

                (b) TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE DATE OF CLOSING. The Purchaser shall prepare or cause to be prepared and file or cause to be filed any federal or state Tax Returns of the Company for Tax periods which begin before the Date of Closing and end after the Date of Closing. The Purchaser shall permit the Shareholders to review and comment upon each such Tax Return described in the preceding sentence prior to filing. For purposes of this Section 11.10(b) and
         Section 11.10(a), in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes the Date of Closing, the portion of such Tax which relates to the portion of such taxable period ending on the day immediately prior to the Date of Closing shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the day immediately prior to the Date of Closing and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Date of Closing. Any credits relating to a taxable period that begins before and ends after the day immediately prior to the Date of Closing shall be taken into account as though the relevant taxable period ended on the Date of Closing. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

               (c) COOPERATION ON TAX MATTERS.

                   (i) The Purchaser, the Company and each Shareholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably necessary to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Purchaser shall cause the Company to agree, and each Shareholder agrees
               (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Date of Closing until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or any Shareholder, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Shareholder, as the case may be, shall allow the other party to take possession of such books and records.

                   (ii) The Purchaser and each Shareholder further agree, upon request, to use reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, Tax with respect to the transactions contemplated hereby).

               (d) CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) payable to the State of Minnesota or the State of South Dakota which are incurred by Shareholders in connection with this Agreement shall be paid by the Shareholders when due, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

                             ARTICLE 12: TERMINATION

         12.1 TERMINATION. This Agreement may be terminated and the transactions contemplated herein may be abandoned after the date of this Agreement, but not later than the Closing:

               (a)   by mutual written consent of all parties hereto;

               (b) by Purchaser or Shareholders if any of the conditions provided for in Article 6 of this Agreement have not been met and have not been waived in writing by the party seeking to terminate on or before the Date of Closing;

               (c)   by Purchaser if any of the conditions provided for in
         Article 7 of this Agreement have not been met and have not been waived or deemed waived in accordance with the provisions of this Agreement in writing by Purchaser on or before the Date of Closing;

               (d)   by Shareholders if any of the conditions provided for in
         Article 8 of this Agreement have not been met and have not been waived in writing by Shareholders on or before the Date of Closing;

               (e) by either Purchaser or Shareholders if the Closing shall not have occurred on or before March 31, 1999; and

               (f) by a party who objects to a Supplement pursuant to SECTION 13.22.

In the event of termination or abandonment by any party as provided in this
Section 12.1, written notice shall forthwith be given to the other party and, except as otherwise provided herein, each party shall pay its own expenses incident to preparation or consummation of this Agreement and the transactions contemplated hereunder and neither party shall have any Liability to the other hereunder except such Liability as may arise as a result of a breach hereof.

         12.2 RETURN OF DOCUMENTS AND NONDISCLOSURE. If this Agreement is terminated for any reason pursuant to Section 12.1 hereto, each party and its counsel shall return all documents and materials which shall have been furnished by or on behalf of the other party, and all copies thereof, and each party hereby covenants that it will not Use or Disclose to any Person any Confidential Information about the other party or any information about the transactions contemplated hereby, except insofar as may be necessary to comply with the requirements of any Governmental Body or Order or to assert its rights hereunder.


                            ARTICLE 13: MISCELLANEOUS

         13.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the parties contained in this Agreement and in any Exhibit, Schedule, certificate, instrument or document delivered by or on behalf of any of the parties hereto pursuant to this Agreement and the transactions contemplated hereby shall survive the Closing of the transactions contemplated hereby and any investigation made by the parties or their agents for a period of two (2) years after the Closing, after which no claim for indemnification for any misrepresentation, or for the breach of any representation or warranty under this Agreement, may be brought, and no action with respect thereto may be commenced, and no party shall have any Liability or obligation with respect thereto, unless (i) the Indemnified Party gave written notice to the Indemnifying Party specifying with particularity the misrepresentation or a breach of representation or warranty claimed on or before the expiration of such period; (ii) the claim relates to a breach of any representation or warranty contained in Section 3.9, in which case the right to indemnification shall survive until the expiration of the applicable statute of limitations for each and any of the Taxes; or (iii) the claim relates to any representation or warranty in SECTIONS 3.2 OR 3.5.

         13.2 PRESERVATION OF AND ACCESS TO RECORDS. The Purchaser shall preserve or cause the Company to preserve all books and records of the Company for a period of six (6) years after the Date of Closing; provided, however, Purchaser may destroy any part or parts of such records upon obtaining written consent of Shareholders for such destruction, which consent shall not be unreasonably withheld. Such records shall be made available to Shareholders and their representatives at all reasonable times during normal business hours of the Company during said six-year period with the right at their expense to make abstracts from and copies thereof.

         13.3 COOPERATION. The parties hereto shall cooperate with each other in all respects, including using commercially reasonable efforts to assist each other in satisfying the conditions precedent to their respective obligations under this Agreement, to the end that the transactions contemplated hereby will be consummated.

         13.4 PUBLIC ANNOUNCEMENTS. The timing and content of all public announcements relating to the execution of this Agreement and the consummation of the transactions contemplated hereby shall be approved by both Purchaser and Shareholders prior to the release of such public announcements, and each party agrees to cooperate with the other party as appropriate to comply with all Applicable Laws. Subsequent to the date of receipt of all consents and approvals of each Governmental Body necessary to consummate this transaction, Purchaser may make such announcements and/or advertisements as Purchaser, in its sole discretion, deems necessary.

         13.5 NOTICES. All notices, demands and other communications provided for hereunder shall be in writing and shall be given by personal delivery, via facsimile transmission (receipt telephonically confirmed), by nationally recognized overnight courier (prepaid), or by certified or registered first class mail, postage prepaid, return receipt requested, sent to each party, at its/his address as set forth below or at such other address or in such other manner as may be designated by such party in written notice to each of the other parties. All such notices, demands and communications shall be effective when personally delivered, one (1) business day after delivery to the overnight courier, upon telephone confirmation of facsimile transmission or upon receipt after dispatch by mail to the party to whom the same is so given or made:

         If to Purchaser:        Rural Cellular Corporation
                                 P. O. Box 2000
                                 Alexandria, MN  56308
                                 Attn.: Richard Ekstrand, CEO

         With a copy to:         Ann K. Newhall, Esq.
                                 Moss & Barnett, A Professional Association
                                 4800 Norwest Center, 90 South Seventh Street
                                 Minneapolis, MN 55402

         If to Shareholders:     George M. Revering
                                 P.O. Box 27
                                 South Highway 29
                                 Parkers Prairie, MN 56361

         With a copy to:         Michael J. Grimes, Esq.
                                 Briggs and Morgan, Professional Association
                                 2400 IDS Center
                                 80 South Eighth Street
                                 Minneapolis, MN 55402

         13.6 ENTIRE AGREEMENT. This Agreement, including the documents, instruments, and agreements to be executed by the parties pursuant hereto, contains the entire agreement of the parties hereto and supersedes all prior or contemporaneous agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof.

         13.7 REMEDIES. The respective indemnification obligations of the parties set forth in Article 9 of this Agreement are the exclusive remedies of the parties and their successors, assigns, heirs, beneficiaries or others seeking to claim by, through, or on behalf of a party, under this Agreement, and no other remedy or remedies, whether arising under any Applicable Law, common law or otherwise, may be used, asserted or prosecuted in connection with this Agreement and any transaction, occurrence, or omission arising from, in connection with or otherwise based upon this Agreement; provided, however, that all equitable remedies, except rescission, shall remain available.

         13.8 AMENDMENTS. No purported amendment, modification or waiver of any provision of this Agreement or any of the documents, instruments or agreements to be executed by the parties pursuant


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

hereto shall be effective unless in a writing specifically referring to this Agreement and signed by all of the parties hereto.

         13.9 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns, but except as hereinafter provided in this Section, nothing in this Agreement is to be construed as an authorization or right of any party to assign its rights or delegate its duties under this Agreement without the prior written consent of the other parties hereto. In their sole discretion (i) Purchaser may assign its rights in and/or delegate its duties under this Agreement to an Affiliate of the Purchaser and (ii) at or after the Closing, Shareholders may assign their rights and duties to the Payment Agent. In the event of such an assignment of rights and/or delegation of duties, all references to the Purchaser or any Shareholder, as applicable to the assignment in this Agreement shall also be deemed to be references to the Person to which this Agreement is assigned; provided that no such assignment and/or delegation shall relieve the assignor of any of its duties or obligations hereunder.

         13.10 COSTS. Except as otherwise provided in this Agreement, each party hereto shall pay their own costs and expenses incurred in connection with negotiating and preparing this Agreement and consummating the transactions contemplated hereby, including but not limited to fees and disbursements of their attorneys, accountants and investment bankers.

         13.11 GOVERNING LAW. This Agreement, including the documents, instruments and agreements to be executed and/or delivered by the parties pursuant hereto, shall be construed, governed by and enforced in accordance with the internal laws of the State of Minnesota, without giving effect to the principles of comity or conflicts of laws thereof.

         13.12 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.

         13.13 HEADINGS. The headings of the articles, sections and subsections of this Agreement are intended for the convenience of the parties only and shall in no way be held to explain, modify, construe, limit, amplify or aid in the interpretation of the provisions hereof. The terms "this Agreement," "hereof," "herein," "hereunder," "hereto" and similar expressions refer to this Agreement as a whole and not to any particular article, section, subsection or other portion hereof and include the Schedules and Exhibits hereto and any document, instrument or agreement executed and/or delivered by the parties pursuant hereto.

         13.14 SCOPE OF AGREEMENT. Unless the context otherwise requires, all references in this Agreement or in any Schedule or Exhibit hereto, to the assets, properties, operations, business, financial statements, employees, books and records, accounts receivable, accounts payable, Contracts or other attributes of the business of the Company shall mean such items or attributes as they are used in, apply to, or relate to the Business of the Company.

         13.15 NUMBER AND GENDER. Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa and words importing the use of any gender shall include all genders.

         13.16 SEVERABILITY. In the event that any provision of this Agreement is declared or held by any court of competent jurisdiction to be invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement, unless such invalid or unenforceable provision goes to the essence of this Agreement, in which case the entire Agreement may be declared invalid and not binding upon any of the parties.

         13.17 PARTIES IN INTEREST. Nothing expressed or implied in this Agreement is intended or shall be construed to confer any rights or remedies under or by reason of this Agreement upon any Person other than Purchaser and Shareholders and their respective heirs, personal representatives, successors and


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

permitted assigns. Nothing in this Agreement is intended to relieve or discharge the Liabilities of any third Person to Purchaser or Shareholders.

         13.18 WAIVER. The terms, conditions, warranties, representations and indemnities contained in this Agreement, including the documents, instruments and agreements executed and/or delivered by the parties pursuant hereto, may be waived only by a written instrument executed by the party waiving compliance. Any such waiver shall only be effective in the specific instance and for the specific purpose for which it was given and shall not be deemed a waiver of any other provision hereof or of the same breach or default upon any recurrence thereof. No failure on the part of a party hereto to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

         13.19 FORUM AND JURISDICTION. Except as required by Section 9.4 hereof, the parties agree that the forum for any controversy arising under this Agreement shall be in the federal and state courts of the State of Minnesota and all parties consent to the personal jurisdiction of the federal and state courts of the State of Minnesota for such purposes.

         13.20 CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word "including" shall mean including without limitation. The parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

         13.21 PAYMENT AGENT. Payment Agent is hereby appointed by and for each Shareholder as their sole authorized agent with authority, without limitation, (i) to receive and remit the Purchase Price under this Agreement;
(ii) to pursue, defend, compromise or otherwise make all decisions regarding indemnification pursuant to Article 9 of this Agreement; (iii) to calculate amounts due to and from Shareholders pursuant to this Agreement; (iv) to make or consent to all estimates for Tax Liabilities, holdbacks from amounts to be paid at Closing or otherwise required by this Agreement to be made by the parties; and (v) to otherwise take such acts or actions, or omit to take action, or make each and every decision which may be taken or made by any Shareholder pursuant to or arising from or in connection with this Agreement. Any action or failure to act taken (or not taken) by the Payment Agent shall constitute a decision of each Shareholder and shall be final, binding and conclusive upon them. Purchaser may rely upon any decision, act, consent or instruction of the Payment Agent as being the decision, act, consent or instruction of each and all of the Shareholders. Purchaser is hereby relieved from any Liability to any person for any acts done by Purchaser in accordance with any decision, act, consent or instruction of the Payment Agent. Payment Agent agrees to indemnify and hold harmless Purchaser from and against any Liabilities Purchaser may incur as a result.

         13.22 SUPPLEMENTATION OF SCHEDULES. Shareholders or Purchaser may elect to deliver a supplement ("Supplement") to one or more of the Schedules and previously delivered to the other in accordance with the procedures set forth in this Section 13.22 as follows:

               (a) Prior to the Date of Closing, any and all Supplements must be in writing and must be delivered to the other party before the date that is five (5) business days prior to the scheduled Date of Closing. The other party shall be given the opportunity during the five (5) business days following the delivery of the proposed Supplement to consider that Supplement. If the recipient does not object to the contents of the Supplement within such period, the Schedule in question shall be deemed amended by the Supplement. If the recipient objects to a proposed Supplement, the sole remedy of such objecting party shall be termination of this Agreement in


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

         accordance SECTION 12.1(f) of this Agreement, provided that this limitation of remedies shall only apply if the Supplement was prepared in connection with Sections 3.17, 3.28, 5.19, 7.9 or 7.10 of this Agreement, or was made necessary by a change in circumstance from the date of this Agreement to the date of the proposed Supplement; and

               (b) Any and all Supplements within five (5) business days prior to the scheduled Date of Closing must be in writing and delivered to the other party pursuant to SECTION 13.5 of this Agreement, and will only be deemed to amend a Schedule with the written consent of the recipient of the Supplement.




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

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by duly authorized representations as of the day, month and year first above written.


                                           PURCHASER:

                                           RURAL CELLULAR
                                           CORPORATION


                                           By
                                             --------------------------------
                                             Its
                                                -----------------------------

 BY SIGNING THIS AGREEMENT, SHAREHOLDERS ACKNOWLEDGE THAT THEY HAVE READ SECTION
   13.21 OF THIS AGREEMENT, AND THAT THEY HAVE APPOINTED REVERING SHAREHOLDER REPRESENTATIVE CORPORATION AS THEIR SOLE AUTHORIZED AGENT WITH AUTHORITY
                         AS SET FORTH IN SECTION 13.21.





                                           SHAREHOLDERS:


                                           -----------------------------------
                                           GEORGE M. REVERING


                                           -----------------------------------
                                           JOYCE C. REVERING


                                           -----------------------------------
                                           GEORGE D. REVERING


                                           -----------------------------------
                                           DAN J. REVERING


                                           -----------------------------------
                                           DEREK V. REVERING


                                           GEORGE M. REVERING IRREVOCABLE TRUST
                                           U/A DATED JULY 22, 1996

                                           BY
                                             ---------------------------------
                                              JOYCE C. REVERING, SOLE TRUSTEE



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